                                                                     EXHIBIT 2.7


                            SHARE PURCHASE AGREEMENT

                                      AMONG

                                KENDLE U.K. INC.,





                                       AND


                                   JOHN GLASBY
                                 GILLIAN GREGORY
                               MICHAEL ROY BROOMBY
                                PETER NIGHTINGALE

                                TABLE OF CONTENTS

                                                                            PAGE

1.  Definitions..............................................................  1

2.  Purchase and Sale of TARGET Shares.......................................  7
    (a)    Basic Transaction.................................................  8
    (b)    Purchase Price....................................................  8
    (c)    The Closing.......................................................  8
    (d)    Deliveries at the Closing.........................................  8
    (e)    Pre-emption Rights Waiver.........................................  9
    (f)    Title to the TARGET Shares........................................  9
    (g)    Purchase of all TARGET Shares.....................................  9
    (h)    Reduction of Purchase Price.......................................  9
3.  Representations and Warranties Concerning the Transaction................ 10
    (a)    Representations and Warranties of the Sellers..................... 10
       (i)     Authorisation of Transaction.................................. 11
       (ii)    Noncontravention.............................................. 11
       (iii)   Brokers' Fees................................................. 12
       (iv)    Investment Representations.................................... 12
       (v)     TARGET Shares................................................. 13
    (b)    Representations and Warranties of Kendle.......................... 13
       (i)     Organisation of Kendle and the Parent......................... 14
       (ii)    Authorisation of Transaction.................................. 14
       (iii)   Noncontravention.............................................. 14
       (iv)    Capitalisation................................................ 14
       (v)     Sec Reports................................................... 14
       (vi)    Brokers' Fees................................................. 15

4.  Representations and Warranties Concerning TARGET and its Subsidiaries.... 15
    (a)    Organisation, Qualification, and Corporate Power.................. 15
    (b)    Capitalisation.................................................... 15
    (c)    Noncontravention.................................................. 16
    (d)    Brokers' Fees..................................................... 16
    (e)    Title to Assets................................................... 16
    (f)    Subsidiaries...................................................... 17
    (g)    Financial Statements.............................................. 17
    (h)    Events Subsequent to Most Recent Fiscal Year End.................. 17
    (i)    Undisclosed Liabilities........................................... 20
    (j)    Legal Compliance.................................................. 20
    (k)    Tax Matters....................................................... 20
    (l)    Property.......................................................... 30
    (m)    Intellectual Property............................................. 32
    (n)    Tangible Assets................................................... 34
    (o)    Contracts......................................................... 34

    (p)    Book Debts........................................................ 35
    (q)    Powers of Attorney................................................ 36
    (r)    Insurance......................................................... 36
    (s)    Litigation........................................................ 37
    (u)    Guarantees........................................................ 42
    (v)    Environmental, Health, and Safety Matters......................... 42
    (w)    Certain Business Relationships.................................... 43
    (x)    Competition....................................................... 43
    (y)    Disclosure ....................................................... 43

5.  Pre-Closing Covenants.................................................... 44
    (a)    General........................................................... 44
    (b)    Notices and Consents.............................................. 44
    (c)    Operation of Business............................................. 45
    (d)    Preservation of Business.......................................... 45
    (e)    Full Access....................................................... 45
    (f)    Notice of Developments............................................ 45

6.  Post-Closing Covenants................................................... 46
    (a)    General........................................................... 46
    (b)    Litigation Support................................................ 46
    (c)    Transition........................................................ 46
    (d)    Confidentiality................................................... 46
    (e)    TARGET Shares..................................................... 47
    (f)    Indemnities....................................................... 47
7.  Conditions to Obligation to Close........................................ 47
    (a)    Conditions to Obligation of Kendle................................ 48
    (b)    Conditions to Obligation of the Sellers........................... 50

8.  Remedies for Breaches of This Agreement.................................. 51
    (a)    Survival of Representations and Warranties........................ 51
    (b)    Indemnification Provisions for Benefit of Kendle.................. 52
    (c)    Indemnification Provisions for Benefit of the Sellers............. 52
    (d)    Matters Involving Third Parties................................... 53
    (e)    Payments of and Interest on Indemnification Amounts............... 54
    (f)    Other Indemnification Provisions.................................. 54
    (g)    Rights Cumulative................................................. 54
    (h)    Information....................................................... 54
    (i)    Limitations on Indemnification.................................... 55

9.  [Intentionally Omitted].................................................. 58

10. Termination.............................................................. 58
    (a)    Termination of Agreement.......................................... 58
    (b)    Effect of Termination............................................. 59

11. Miscellaneous............................................................ 59
    (a)    Nature of Certain Obligations..................................... 59
    (b)    Press Releases and Public Announcements........................... 59
    (c)    No Third-Party Beneficiaries...................................... 60
    (d)    Entire Agreement.................................................. 60

    (c)    No Third-Party Beneficiaries...................................... 60
    (d)    Entire Agreement.................................................. 60
    (e)    Succession and Assignment......................................... 60
    (f)    Counterparts...................................................... 60
    (g)    Headings.......................................................... 60
    (h)    Notices........................................................... 60
    (i)    Governing Law..................................................... 62
    (j)    Amendments and Waivers............................................ 62
    (k)    Severability...................................................... 62
    (l)    Expenses.......................................................... 62
    (m)    Construction...................................................... 62
    (n)    Incorporation of Exhibits, Annexes, and Schedules................. 63
    (o)    Specific Performance.............................................. 63
    (p)    Address for Service............................................... 63


                                    SCHEDULES

Schedule 1          --  Sellers, Share Holdings, Purchase Price Allocation, Etc.
Schedule 2          --  Premises
Schedule 3          --  Subsidiaries
Schedule 3(b) -- Exceptions to Kendle's Representations and Warranties Disclosure Schedule -- Exceptions to Representations and Warranties Concerning
                        TARGET and its Subsidiaries


                                    EXHIBITS

Exhibit 1           --  Tax Deed
Exhibit 2(b)        --  Escrow Agreement
Exhibit 4(g)        --  TARGET Financial Statements
Exhibit 7(a)(vii)   --  Employment Agreements
Exhibit 7(a)(viii)  --  Releases
Exhibit 7(a)(ix)    --  Covenants
Exhibit 7(t)(iii)   --  Specimen Existing Employment Contracts

                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT ("Agreement") is dated December 23, 1998


BETWEEN:

(1) THE PERSONS whose names and addresses are set out on Schedule 1 (the "SELLERS"); and

(2) KENDLE U.K. INC., an Ohio corporation, whose principal place of business is at 700 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202, USA ("KENDLE").

                                    RECITALS

         A. The Sellers, in the aggregate, own all of the issued share capital of Research Consultants (International) Holdings Limited (Company No:
02756939), a private company limited by shares registered in England and Wales and having its registered office at Angel House, 24 Station Road, Ely, Cambridgeshire CB7 4BS ("TARGET").

         B. This Agreement contemplates a transaction in which Kendle will purchase from the Sellers, and the Sellers will sell to Kendle, all of the issued share capital of TARGET in return for cash and shares of Kendle International Inc., an Ohio corporation (the "PARENT").

THE PARTIES AGREE as follows:

         1.       DEFINITIONS.

         "ACCOUNTS" means the audited consolidated group accounts of TARGET and its Subsidiaries, prepared in accordance with section 227 Companies Act 1985, for the financial year ended 31 August 1998 including the notes to those accounts and the associated directors' and auditors' reports and any profit and loss account omitted in reliance on section 230 Companies Act 1985.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, expenses and fees, including (without limitation) court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control of, or related to, the Sellers, TARGET, or any of its respective direct and indirect Subsidiaries.

         "BASIS" means any known past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London and Ohio.

         "BUSINESS FACILITIES" means business facilities of any kind including, without limitation, a loan of money or a letting, hiring or licensing of any tangible or intangible property.

         "CASH CLOSING PAYMENT" has the meaning set forth in ss.2(b) below.

         "CLOSING" has the meaning set forth in ss.2(c) below.

         "CLOSING DATE" has the meaning set forth in ss.2(c) below.

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Exhibit
7(a)(ix).

         "CURRENT USE" has the meaning set forth in ss.4(l)(v)(A).

         "COVENANTS" has the meaning set forth in ss.7(a)(ix) below.

         "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Parties hereto pursuant to ss.ss.3 and 4 below. Nothing contained in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the exception is identified in the Disclosure Schedule with reasonable particularity, describing the relevant facts in reasonable detail.

         "DOLLARS" and "$" mean dollars in the lawful currency of the United States.

         "EMPLOYEES" has the meaning set forth in Section 4(t)(i).

         "EMPLOYMENT AGREEMENTS" has the meaning set forth in ss.7(a)(vii) below.

         "ENCUMBRANCES" means any Security Interest, warrant, lien option, purchase right, pre-emptive right, or other right or claim of any character that restricts the transfer of share capital.

         "ENVIRONMENTAL LAW" means any European Union, national or local statute, law, rule, regulation arising through statute, subordinate legislation, or common law or any relevant code of practice, guidance, note, standard or other advisory material issued by any competent authority relating to the environment, health, safety, the protection of natural amenity or Hazardous Materials, including without limitation the Health and Safety at Work etc. Act 1974, the Control of Pollution Act 1974, the Environmental Protection Act 1990, the Water Industry Act 1991, the Water Resources Act 1991, the Statutory Water Companies Act 1991, the Water Consolidation (Consequential Provisions) Act 1991, the Clean Air Acts, the Alkali & c. Works Regulation Act 1906, the Planning Hazardous Substance Act 1990, the Public Health Acts and the Radioactive Substances Act 1960, and the Environment Act 1995.

         "ESCROW AGREEMENT" has the meaning set forth in ss.2(b) below.

         "EVENT" means any event, act, transaction, action or omission (whether or not TARGET or any of its Subsidiaries is a party thereto).

         "FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

         "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; (c) any pollutant, or any hazardous, toxic, noxious, corrosive or caustic substance whether in solid, liquid or gaseous form; and (d) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any governmental authority.

         "INDEMNIFIED PARTY" has the meaning set forth in ss.8(d) below.

         "INDEMNIFYING PARTY" has the meaning set forth in ss.8(d) below.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trade marks, design rights, service marks, rights (registered or unregistered) in any designs, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including related licences, technical documentation and domain names), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

         "IRC" means Research Consultants (International) Limited (Company No:
02348938).

         "KENDLE" has the meaning set forth in the preface above.

         "KENDLE MATERIAL ADVERSE CHANGE" has the meaning set forth in ss.7(b)(v) below.

         "KNOWLEDGE" means knowledge after reasonable enquiries by the Sellers including where relevant reasonable enquiry of the accountants, solicitors, tax advisers and insurance brokers who act for the TARGET and/or the Subsidiaries and that each of the Sellers has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate in all material respects.

         "LIABILITIES" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

         "MANAGEMENT ACCOUNTS" has the meaning set forth in ss.4(g) below.

         "MARKET VALUE" means with respect to any Parent Shares, the average closing bid price for shares of Parent common stock on NASDAQ during the twenty Trading Days prior to either the date that a disputed claim under the Escrow Agreement is finally determined or, if such claim is not disputed, the date of release of such Parent Shares.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Management Accounts.

         "MOST RECENT FINANCIAL MONTH END" has the meaning set forth in ss.4(g) below.

         "MOST RECENT FINANCIAL YEAR END" has the meaning set forth in ss.4(g) below.

         "NASDAQ" means the National Market System of the National Association of Securities Dealers, Inc.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARENT" has the meaning set forth in the preface above.

         "PARENT SHARES" has the meaning set forth in ss.2(b) below.

         "PARTIES" means collectively Kendle and the Sellers.

         "PERMITS" has the meaning set forth in Section 4(c).

         "PENSION SCHEMES" means collectively (a) the Save & Prosper Scheme, (b) the medical benefits scheme known as Private Patients Plans Group No. C56321,
(c) the Death in Service Scheme (Policy No RGLP00863212) and (d) the Long Term Disability Insurance Scheme (Policy No 910389) all as currently operated by IRC.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PERSONAL PENSION SCHEME" means any personal pension scheme as defined in section 1 of Pension Schemes Act 1993.

         "PREMISES" means the land and premises particulars of which are set out in Schedule 2 (and includes any part thereof and all buildings, structures and works on such premises).

         "PURCHASE PRICE" has the meaning set forth in ss.2(b) below.

         "RELEASE" has the meaning set forth in ss.7(a)(viii) below.

         "RELEVANT EMPLOYEE" means any past or present employee of TARGET and its Subsidiaries.

         "SAVE & PROSPER SCHEME" means the Save & Prosper Personal Retirement Account (Centralised Occupational Money Purchase Pension Scheme) established by a Declaration of Trust dated 2 January 1975, but only to the extent that the Employees and TARGET and its Subsidiaries participate in the scheme.

         "SEC" has the meaning set forth in ss.3(b)(v) below.

         "SECURITIES ACT" means the US Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the US Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER" has the meaning set forth in the preface above.

         "SELLERS' SOLICITORS" means Hewitson Becke & Shaw of Shakespeare House, 42 Newmarket Road, Cambridge, CB5 8EP.

         "STERLING" and "(Pound)" shall mean the lawful currency for the time being of the United Kingdom.

         "SUBSIDIARY" means (a) when used to determine the relationship between a company incorporated in England and another Person, any "subsidiary" and "subsidiary undertaking" as defined in the Companies Act 1989, Sections 144 and 21 and Schedule 9 respectively, and (b) when used to determine the relationship between a company not incorporated in England to another Person, any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or similar interests) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TARGET" has the meaning set forth in the first recital above.

         "TARGET MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, liabilities, income, financial condition, operations, results of operations or business prospects of TARGET and its Subsidiaries.

         "TARGET SHARE" means any of the ordinary shares of (pound)1.00 each in the capital of TARGET.

         "TAXES" means (i) all forms of tax duties imposts and levies in the nature of tax whenever created or imposed and whether of the United Kingdom or elsewhere including (without limitation) corporation tax advance corporation tax income tax (including income tax or amounts equivalent to income tax required to be deducted or withheld from or accounted for in respect of any payment) capital gains tax any payment under section 601(2) ICTA 1988 inheritance tax value added tax landfill tax stamp duty stamp duty reserve tax vehicle duty customs & excise duties national insurance social security or similar contributions and any other taxes levies duties charges imposts or withholdings similar to corresponding with or replaced by any of the foregoing; and (ii) all penalties fines charges surcharges and interest in relation to any tax within subclause (i) above or to any return or information required to be provided for the purposes of any such tax.

         "TAXES ACT 1988" means Income and Corporation Taxes Act 1988.

         "TAX DEED" means the deed in the form of Exhibit 1 hereto.

         "TAX LEGISLATION" means any statute, enactment, law or regulation providing for the imposition of Taxes.

         "TAX LIABILITY" means a liability to make an actual payment of, or of an amount in respect of, Tax whether or not such liability is also or alternatively a liability of or chargeable against or attributable to, any other person and whether or not TARGET or any of its Subsidiaries shall or may have a right of recovery or reimbursement against any other person.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TCGA 1992" means the Taxation of Chargeable Gains Act 1992.

         "THIRD PARTY CLAIM" has the meaning set forth in ss.8(d) below.

         "TRADING DAY" means those days on which NASDAQ is open for trading.

         "UK GAAP" means United Kingdom generally accepted accounting principles, as in effect from time to time.

         "US GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "US" or "UNITED STATES" means the United States of America.

         "VATA 1994" means the Value Added Tax Act 1994.

         2.       PURCHASE AND SALE OF TARGET SHARES.

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Kendle agrees to purchase from each of the Sellers (relying inter alia, as the Sellers hereby acknowledge, on the representations, warranties, undertakings and indemnities of the Sellers (or any of them) referred to or contained in this Agreement and/or the Tax Deed), and each of the Sellers agrees to sell to Kendle, all of his or her TARGET Shares for the consideration specified below in this ss.2.

                  (b)      PURCHASE PRICE. At the Closing:

                           (i) Kendle shall pay the Sellers a purchase price of Three Million Seven Hundred Thousand Sterling
         ((pound)3,700,000.00) (THE "PURCHASE PRICE").

                           (ii) Two Million Four Hundred Seventy-Nine Thousand Sterling ((pound)2,479,000.00) of the Purchase Price shall be paid in cash to the Sellers' Solicitors at the Closing (the "CASH CLOSING PAYMENT").

                           (iii) The balance of the Purchase Price (One Million Two Hundred Twenty-One Thousand Sterling ((pound)1,221,000.00)) shall be satisfied by the issue of 87,558 shares of common stock, no par value, of the Parent ("PARENT SHARES") to the Sellers as set forth on Schedule 1. Each Seller shall immediately deliver to The Fifth Third Bank as escrow agent under the Escrow Agreement (which shall be in the form of Exhibit 2(b) hereto) his/her Parent Shares accompanied by duly executed stock powers in favour of The Fifth Third Bank. The Fifth Third Bank shall hold the Parent Shares as escrow agent under the Escrow Agreement for the benefit of the Sellers.

                           (v) The Purchase Price shall be subject to reduction from time to time as provided in ss.2(h) below.

                  (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of the Sellers' Solicitors, commencing at 9:00 a.m., local time, on 5 January 1999, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as Kendle and the Sellers may mutually determine (the "CLOSING DATE").

                  (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to Kendle the various certificates, instruments and documents referred to in ss.7(a) below, (ii) Kendle will deliver to the Sellers the various certificates, instruments and documents referred to in ss.7(b) below, (iii) each of the Sellers will deliver to Kendle share certificates representing all of his or her TARGET Shares, accompanied by duly executed stock transfer forms together with such waivers or consents as Kendle may require to enable Kendle or its nominees to be registered as holders of TARGET shares, (iv) Kendle will deliver to the Sellers' Solicitors (and the Sellers' Solicitors are hereby authorised to receive it) the Cash Closing Payment specified in ss.2(b) above and the payment of such consideration to the Sellers' Solicitors shall constitute a good discharge to Kendle and Kendle shall have no obligation as to the distribution or allocation of such consideration between the Sellers, (v) Kendle will deliver to the Sellers the Parent Shares, and (vi) the Sellers will deliver the Parent Shares accompanied by duly executed stock powers to The Fifth Third Bank as escrow agent in accordance with the terms of the Escrow Agreement.

                  (e) PRE-EMPTION RIGHTS WAIVER. The Sellers waive all rights of pre-emption (if any) over TARGET Shares to which they may be entitled under the Articles of Association of TARGET, or otherwise, in relation to the sale and purchase of TARGET Shares pursuant to this Agreement.

                  (f) TITLE TO THE TARGET SHARES. Title to and beneficial ownership of the TARGET Shares shall pass at Closing and the TARGET Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Closing (including the beneficial ownership right to receive all dividends, distributions or any return of capital declared, paid or made by TARGET on or after Closing).

                  (g) PURCHASE OF ALL TARGET SHARES. Kendle shall not be obliged to complete the purchase of any of the TARGET Shares unless the purchase of all the TARGET Shares is completed simultaneously.

                  (h)      REDUCTION OF PURCHASE PRICE.

                           (i) The Purchase Price shall be reduced on each occurrence of the following events:

                                    (A)      If John Glasby either Resigns
                  without Good Reason or is Terminated for Cause (as each such term is defined below) prior to the first anniversary of the Closing Date, there shall be a reduction equal to thirty percent (30%) of the Purchase Price, prior to the second anniversary of the Closing Date, there shall be a reduction equal to twenty percent (20%) of the Purchase Price, or prior to the third anniversary of the Closing Date, there shall be a reduction equal to ten percent (10%) of the Purchase Price; and/or

                                    (B)      If Gillian Gregory either Resigns
                  without Good Reason or is Terminated for Cause (as each such term is defined below) prior to the first anniversary of the Closing Date, there shall be a reduction equal to thirty percent (30%) of the Purchase Price, prior to the second anniversary of the Closing Date, there shall be a reduction equal to twenty percent (20%) of the Purchase Price, or prior to the third anniversary of the Closing Date, there shall be a reduction equal to ten percent (10%) of the Purchase Price; and/or

                                    (C)      If Peter Nightingale either Resigns
                  without Good Reason or is Terminated for Cause (as each such term is defined below) prior to the first anniversary of the Closing Date, there shall be a reduction equal to fifteen percent (15%) of the Purchase Price, prior to the second anniversary of the Closing Date, there shall be a reduction equal to ten percent (10%) of the Purchase Price, or prior to the third anniversary of the Closing Date, there shall be a reduction equal to five percent (5%) of the Purchase Price.

                           (ii) For purposes of this ss.2(h) the terms "Resigns without Good Reason" and "Terminated for Cause" shall have the meanings as applied with respect to one of the individuals referred to in paragraphs (A), (B) and (C) above, given in the Employment Agreement between such individual and as such agreement is in effect on and from the Closing Date, and without regard to whether such agreement is amended or terminated in the future, unless Kendle and the Sellers shall specifically agree in writing that any such amendment or termination shall have the effect of amending this ss.2(h).

                           (iii) The Purchase Price reductions required by this ss.2(h) shall be calculated on the full amount of the Purchase Price paid at Closing, and without regard to any prior or concurrent Purchase Price reduction taken pursuant to this ss.2(h) or pursuant to any other provision of this Agreement.

                           (iv) On the effective date of a Termination for Cause or a Resignation without Good Reason (a "REDUCTION DATE") causing a Purchase Price reduction pursuant to this ss.2(h), each of the Sellers shall become liable to pay to Kendle their respective pro rata portions (based on the allocation percentages of the Purchase Price as set out on Schedule 1 hereto) of such Purchase Price reduction, and Kendle shall be entitled to receive each such amount within ten (10) days after the relevant Reduction Date, with interest thereon at the rate of ten percent (10%) per annum from the Reduction Date to the date of actual payment if such payment is not made in full by such date.

                           (v) If there are assets held under the Escrow Agreement against which there is no claim pending at the time the Sellers become obligated to refund a portion of the Purchase Price under this ss.2(h), Kendle shall be obligated and have the right to receive from the escrow available cash or other assets to satisfy the obligations of the Sellers to repay such portion of the Purchase Price, but if the escrow is exhausted or unavailable for whatever reason, Kendle shall have the right to receive payment directly from the Sellers.

                           (vi)     Each of the events described in paragraph
         (i) above are independent of each other, and the refund of a portion of the Purchase Price in connection with termination of employment of one of the Sellers shall not relieve the Sellers from any obligation to make a further refund of the Purchase Price if required by this ss.2(h). In addition, the termination of employment of a Seller shall not relieve such Seller of his/her joint and several obligations hereunder in the event of a later termination of employment by another Seller which triggers a Purchase Price reduction in accordance with the terms hereof. (vii) The liability of the Sellers under this ss.2(h) shall in any event be subject to the limitations specified in ss.8(i)(ii) and ss.8(i)(iii).

         3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents and warrants to Kendle that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)) with respect to himself, herself or itself (but not with respect to any other Seller). The statements made in ss.3(a) shall not in any respect be extinguished or affected by the Closing.

                           (i) AUTHORISATION OF TRANSACTION. Such Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or she is bound or to which any of his assets is subject.

                           (iii) BROKERS' FEES. Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Kendle, TARGET or any of its Subsidiaries could become liable or obligated.

                           (iv) INVESTMENT REPRESENTATIONS. With respect to the Parent Shares issued to and acquired by the Sellers hereunder:

                                    (A)      The Seller is not a US Person (as
                  defined in Regulation S promulgated under the Securities Act ("REGULATION S")) and has signed this Agreement outside the United States.

                                    (B)      The Seller understands and
                  acknowledges that (i) the Parent Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, any US Person unless such securities are registered under the Securities Act or such offer or sale is made pursuant to an exemption from the registration requirements of the Securities Act and (ii) the Parent Shares are being distributed by the Parent pursuant to the terms of Regulation S, which permits securities to be sold to non-US Persons in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions.

                                    (C)      The Seller acknowledges that for a
                  period of one year following the Closing Date (the "RESTRICTED PERIOD"), the Seller shall not (i) engage in any activity for the purpose of, or which may reasonably be expected to have the effect of, conditioning the market in the United States for the Parent Shares or (ii) unless an exemption from the registration requirements of the Securities Act is available, offer, sell or transfer the Parent Shares in the United States or to, or for the account or benefit of, a US Person. The Seller understands that the Parent Shares or any interest therein are only transferable on the books and records of the transfer agent and registrar of the Parent. The Seller further understands that such transfer agent and registrar will not register any transfer of the Parent Shares during the Restricted Period which the Parent reasonably believes violates the restrictions set forth in this paragraph (C), and that the Parent acting in good faith may place stop transfer orders with its transfer agent with respect to certificates representing Parent Shares to reflect the restrictions set forth in this paragraph (C).

                                    (D)      Any proposed offer, sale or
                  transfer during the Restricted Period of any of the Parent Shares shall be subject to the condition that the Seller must deliver to the Parent (i) a written certification that neither record nor beneficial ownership of the Parent Shares has been offered or sold in the United States or to, or for the account or benefit of, any US Person, (ii) a written certification of the proposed transferee that such transferee (or any account for which such transferee is acquiring such Parent Shares) is not a US Person, that such transferee is acquiring such Parent Shares for such transferee's own account (or an account over which he or she has investment discretion), and that such transferee is knowledgeable of an agrees to be bound by the restrictions on re-sale set forth in this section and Regulation S during the Restricted Period, and (iii) a written opinion of United States counsel, in form and substance reasonable satisfactory to the Parent, to the effect that the offer, sale and transfer of such Parent Shares are exempt from registration under the Securities Act.

                                    (E)      The Seller agrees that for the
                  duration of the Restricted Period and until such time thereafter as the Parent shall have received (if required by it) a written opinion of United States counsel, in form and substance reasonably satisfactory to the Parent, to the effect that the Parent Shares are no longer "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act, the stock certificates representing the Parent Shares shall bear the legend set forth below:

                                             The shares of Common Stock
                                             represented by this certificate may
                                             not be offered, sold or transferred
                                             except in accordance with the
                                             provisions of Regulations S (Rule
                                             901 through Rule 905, and the
                                             Preliminary Notes) under the
                                             Securities Act of 1933, as amended
                                             (the "Securities Act"), pursuant to
                                             registration under the Securities
                                             Act, or pursuant to an available
                                             exemption from registration.

                           (v) TARGET SHARES. Such Seller is the registered and sole beneficial owner of the number of TARGET Shares set forth next to his or her name in Schedule 1 free and clear of any Encumbrances and with full title guarantee. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of TARGET.

                  (b) REPRESENTATIONS AND WARRANTIES OF KENDLE. Kendle represents and warrants to the Sellers that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)) , except as set forth in Schedule 3(b).

                           (i) ORGANISATION OF KENDLE AND THE PARENT. Each of Kendle and the Parent is a corporation organised, validly existing and in good standing under the laws of the State of Ohio.

                           (ii) AUTHORISATION OF TRANSACTION. Kendle has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Kendle, enforceable in accordance with its terms and conditions. Assuming the truth and correctness of the Seller's statements in ss.3(a) of this Agreement, Kendle need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any US government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kendle is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Kendle is a party or by which it is bound or to which any of its assets is subject.

                           (iv) CAPITALISATION. The Parent's authorised equity securities consist of Fifteen Million (15,000,000) shares of common stock, no par value per share, and One Hundred Thousand (100,000) shares of undesignated preferred stock, no par value per share. As of October 30, 1998, Ten Million Nine Hundred Fifty-One Thousand Two Hundred Thirty-Two (10,951,232) shares of common stock were issued and outstanding and no shares of undesignated preferred stock were issued and outstanding. The Parent Shares to be received by the Sellers in connection with the transactions contemplated hereby will be duly authorised, validly issued, fully paid and non-assessable shares of common stock free and clear of any and all Encumbrances other than restrictions on transfer imposed by US federal and state securities laws and regulations.

                           (v) SEC REPORTS. The Parent has timely filed with the US Securities and Exchange Commission ("SEC") all materials and documents required to be filed by it under the US Securities Exchange Act of 1934 (the "EXCHANGE ACT"). All the materials and documents filed with the SEC by the Parent since July 2, 1997, including its initial Registration Statement on Form S-1, are hereinafter referred to as the "Kendle SEC Reports." Kendle has previously provided to the Sellers a list of all the Kendle SEC Reports filed on or prior to the date of this Agreement. The Kendle SEC Reports, copies of which have been delivered to the Sellers, are true and correct in all material respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such Kendle SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the Kendle SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Parent and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with US GAAP. Since the date of the most recent Kendle SEC Report, there has been no Kendle Material Adverse Change.

                           (vi) BROKERS' FEES. Other than liability or obligation to Technomark Limited (which shall be the liability of Kendle and not of the Sellers), Kendle has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING TARGET AND ITS SUBSIDIARIES. The Sellers, jointly and severally, represent and warrant to Kendle that the statements contained in this ss.4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. All references in this ss.4 to TARGET shall, unless the context requires otherwise, be construed to include reference to its Subsidiaries.

                  (a) ORGANISATION, QUALIFICATION, AND CORPORATE POWER. TARGET is a private company limited by shares duly incorporated and registered and validly existing under the laws of England and Wales. Each of TARGET and IRC is duly authorised to conduct business under the laws of each jurisdiction in which TARGET conducts business. Each of IRC and TARGET has full corporate power and authority and all licenses, permits, and authorisations required from any government, statutory or other regulatory body to carry on the businesses in which it is engaged. Section 4(a) of the Disclosure Schedule lists the directors and officers of TARGET and IRC. The Sellers have delivered to Kendle correct and complete copies of the memoranda and articles of association of TARGET and IRC (as amended to date). The statutory and other books containing among other things the records of meetings of the shareholders, the board of directors and any committees of the board of directors, the register of members and the register of shares of TARGET and IRC are correct and complete. Neither TARGET nor IRC is in default under or in violation of any provision of its memorandum or articles of association.

                  (b) CAPITALISATION. The authorised share capital of TARGET consists of One Thousand (1,000) TARGET Shares and the issued share capital of TARGET consists of One Hundred (100) TARGET Shares. All of the issued TARGET Shares have been duly authorised, are validly issued, fully paid and are held legally by the respective Sellers as set forth in ss.4(b) of the Disclosure Schedule. Except as set forth in ss.4(b) of the Disclosure Schedule, there are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TARGET to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorised stock appreciation, phantom stock, profit participation, or similar rights with respect to TARGET. TARGET is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of the share capital of TARGET.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TARGET is subject or any provision of the charter or bylaws of TARGET, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license instrument to which TARGET is a party or by which it is bound or to which any of its assets is subject, or (iii) result in the imposition of any Security Interest upon any of its assets. TARGET does not need to give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. TARGET and its Subsidiaries maintain, and ss.4(c) of the Disclosure Schedule sets forth, all operating authorities, licenses, permits and approvals and other authorisations from all governmental authorities (collectively, the "PERMITS") as are necessary for the conduct of the business of TARGET and its Subsidiaries. Except as expressly designated on ss.4(c) of the Disclosure Schedule, none of TARGET's and its Subsidiaries' rights under each of the Permits will terminate in connection with the change in control of TARGET at Closing.

                  (d) BROKERS' FEES. TARGET has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e) TITLE TO ASSETS. Excluding for the purposes of this ss.4(e) the Premises and the Intellectual Property, TARGET and its Subsidiaries have legal and beneficial ownership of the assets used by them, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, excepting only properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and certain other properties and assets involving in the aggregate more than Fifteen Thousand Sterling ((pound)15,000.00) disposed of other than in the Ordinary Course of Business as disclosed on the Disclosure Schedule.

                  (f)      SUBSIDIARIES. TARGET has one Subsidiary, namely IRC.
Section 4(f) of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or organisation of each Person in which TARGET has a direct or indirect equity or ownership interest in any business and the number of (and percentage of outstanding) shares or other interests owned by TARGET. All of such shares or other interests are owned free and clear of any Encumbrances other than restrictions on transfer imposed by applicable securities laws and regulations and such shares or other interests are duly authorised, validly issued and fully paid and do not subject the holder thereof to further liability for capital contributions. Each corporation or other entity listed on ss.4(f) of the Disclosure Schedule validly exists and has been duly incorporated or organised under applicable law. TARGET is not party to any voting trusts, proxies or other agreements or understandings with respect to the voting trusts, proxies, or other agreements or understandings with respect to the voting or capital stock of any such corporation or entity. The Sellers have delivered to Kendle true, complete and correct (A) copies of the charter or other organisational documents of each corporation or other entity listed on ss.4(f) of the Disclosure Schedule, and (B) copies of all material financial information with respect to such corporations deemed by the Sellers in their reasonable discretion to be material to the business of such corporations or other entities in the possession of or under the control of the Sellers.

                  (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit 4(g) are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited consolidated and individual financial statements (including the profit and loss accounts, balance sheets and cash flow statements) for TARGET and its Subsidiaries as of and for the financial year ended 31 August 1998 (the "MOST RECENT FINANCIAL YEAR END"), including, in each case, the notes thereto and the directors' report and auditors' report; and (ii) unaudited management accounts of IRC (including the profit and loss accounts, balance sheets and cash flow statements) as of and for the two (2) months ended 31 October 1998 (the "MOST RECENT FINANCIAL MONTH END"), (the "MANAGEMENT ACCOUNTS"). The Financial Statements (including where applicable the notes thereto) have been prepared in accordance with UK GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects (and in the case of the Accounts give a true and fair view of) the financial condition of TARGET and its Subsidiaries as of such dates and the results of operations of TARGET and its Subsidiaries for such periods and are consistent with the books and records of TARGET and its Subsidiaries; PROVIDED, however, that the Management Accounts are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and do not include any provision for corporation tax or depreciation.

                  (h) EVENTS SUBSEQUENT TO MOST RECENT FINANCIAL YEAR END. Except as set forth in ss.4(h) of the Disclosure Schedule, since 31 August 1998, there has not been any TARGET Material Adverse Change. Without limiting the generality of the foregoing, since that date:

                           (i) neither TARGET nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, involving in the aggregate more than Fifteen Thousand Sterling ((pound)15,000.00) other than for a fair consideration in the Ordinary Course of Business;

                           (ii) other than agreements and contracts with customers pursuant to which IRC will be entitled to be paid in excess of Fifty Thousand Sterling ((pound)50,000), TARGET has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Fifteen Thousand Sterling ((pound)15,000.00) or outside the Ordinary Course of Business;

                           (iii)    no party (including TARGET and its
         Subsidiaries) has terminated, materially modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Fifteen Thousand Sterling ((pound)15,000.00) to which TARGET or any of its Subsidiaries is a party or by which it is bound;

                           (iv) neither TARGET nor any of its Subsidiaries has imposed or permitted to be imposed any Security Interest upon any of its assets, tangible or intangible;

                           (v) neither TARGET nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than Fifteen Thousand Sterling ((pound)15,000.00) or outside the Ordinary Course of Business;

                           (vi) neither TARGET nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than Fifteen Thousand Sterling ((pound)15,000.00) or outside the Ordinary Course of Business;

                           (vii) TARGET has not issued any Share, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalised lease obligation either involving more than Fifteen Thousand Sterling ((pound)15,000.00) singly or Fifteen Thousand Sterling ((pound)15,000.00) in the aggregate;

                           (viii) neither TARGET nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) neither TARGET nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than Fifteen Thousand Sterling ((pound)15,000.00) or outside the Ordinary Course of Business;

                           (x) neither TARGET nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) there has been no change made or authorised in the memoranda or articles of association or other constitutional documents of TARGET or any of its Subsidiaries;

                           (xii) TARGET has not declared, set aside, or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its share capital;

                           (xiii) neither TARGET nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets and property in excess of Fifteen Thousand Sterling ((pound)15,000.00);

                           (xiv) neither TARGET nor any of its Subsidiaries has made any loan (that will remain outstanding on the Closing Date) to or with any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xv) neither TARGET nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or changed or modified remuneration and benefits payable under such contract or agreement;

                           (xvi) neither TARGET nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, and employees outside the Ordinary Course of Business;

                           (xvii) TARGET has not in any material respect adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to the Pension Schemes);\

                           (xviii) neither TARGET nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                           (xix) to the Knowledge of the Sellers there has not been any other material occurrence, event or transaction outside the Ordinary Course of Business which is likely to result in a TARGET Material Adverse Change; and,

                           (xx) neither TARGET nor any of its Subsidiaries has committed to any of the foregoing.

                  (i) UNDISCLOSED LIABILITIES. Neither TARGET nor any of its Subsidiaries has any Liability (nor is there any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), that individually or in the aggregate is material to the results of operations or the financial or other condition of TARGET or any of its Subsidiaries except for (i) Liabilities reflected or reserved against on the Most Recent Balance Sheet or described on ss.4(i) of the Disclosure Schedule or in the notes to the Management Accounts; or (ii) Liabilities which have arisen after the Most Recent Financial Month End in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach by TARGET or any of its Subsidiaries of any contract or warranty, by any tort or infringement by TARGET or any of its Subsidiaries or by any violation of law by TARGET or any of its Subsidiaries).

                  (j) LEGAL COMPLIANCE. TARGET has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of European Union, national, local and foreign governments (and all agencies thereof), except where such failure to comply would not, individually or in the aggregate, have a TARGET Material Adverse Effect; and to the Knowledge of the Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply.

                  (k)      TAX MATTERS.

                           (i) Each of TARGET and its Subsidiaries is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated.

                           (ii) TARGET and its Subsidiaries have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes payable by TARGET and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither TARGET nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where TARGET or any of its Subsidiaries do not file Tax Returns that TARGET or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of TARGET or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (iii) TARGET and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iv) Full provision or reserve has been made in the Financial Statements for all Taxes liable to be assessed on TARGET and its Subsidiaries or for which TARGET or its Subsidiaries are accountable in respect of income, profits or gains earned, accrued or received on or before the Most Recent Financial Year End and proper provision has been made in the Financial Statements (other than the Management Accounts) for deferred Taxes calculated in accordance with UK GAAP.

                           (v)      No Seller or director (or employee
         responsible for Tax matters) of TARGET or its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of TARGET or its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors (and employees responsible for Tax matters) of TARGET or its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. ss.4(k) of the Disclosure Schedule indicates those Tax Returns that have been disputed and/or investigated by any governmental authority since 8 December 1992 and those Tax Returns that currently are the subject of an investigation or proceeding by any governmental authority. The Sellers have delivered to Kendle correct and complete copies of all European Union, national, local, and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TARGET or any its Subsidiaries since August 31, 1992.

                           (vi) neither TARGET nor any of its Subsidiaries has waived any statute of limitations in respect of outstanding Taxes or agreed to any extension of time with respect to any outstanding Tax assessment or deficiency.

                           (vii) Section 4(k)(vii) of the Disclosure Schedule contains particulars of all arrangements and agreements relating to the transfer of tax refunds to which the TARGET or its Subsidiaries are or have been a party since 8 December 1992, and (A) all claims by TARGET and its Subsidiaries for the transfer of tax refunds were when made and are now valid and have been or will be allowed by way of discharging the liability of the recipient company to pay any corporation tax, (B) neither TARGET nor any of its Subsidiaries has made or is liable to make any payment under any such arrangement save in consideration for the transfer of tax refunds allowable to TARGET or any of its

         Subsidiaries by way of discharge from liability to corporation tax and mergers equivalent to the taxation for which TARGET or any of its Subsidiaries would have been liable would it not have been for the transfers, (C) TARGET and its Subsidiaries have received all payments due to them under any such arrangement or agreement or transfer of tax refunds made by it and no such payment is likely to be repaid, and (D) save in respect of this Agreement, there have not been in existence in relation to TARGET and its Subsidiaries any such arrangements as are referred to in Section 410 Taxes Act 1988.

                           (viii) No distribution within the meaning of Sections 209, 210 and 212 Taxes Act 1988 has been made by the TARGET and its Subsidiaries except dividends shown in its audited accounts nor is the TARGET and its Subsidiaries bound to make any such distribution.

                           (ix) No securities (within the meaning of Section 254(l) Taxes Act 1988) issued by TARGET and its Subsidiaries and remaining in issue at the date hereof were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under Section 209(2)(e)(iii) Taxes Act 1988.

                           (x) TARGET and its Subsidiaries have not made or received any distribution which is an exempt distribution within
         Section 213 Taxes Act 1988.

                           (xi) TARGET and its Subsidiaries have not received any capital distribution to which the provisions of Section 189 TCGA 1992 could apply.

                           (xii) TARGET and its Subsidiaries have not used any credit, relief or set off that may be disallowed pursuant to
         Section 237 Taxes Act 1988.

                           (xiii) TARGET and its Subsidiaries have not issued any share capital, nor granted options or rights to any person which entitles that person to require the issue of any share capital to which the provision of Section 249 Taxes Act 1988 could apply.

                           (xiv) TARGET and its Subsidiaries have not since 8 October 1996 (A) treated as franked investment income any qualifying distribution received which would fall to be treated as if it were a foreign income dividend pursuant to the provisions of Schedule 7 of the Finance Act 1997; or (B) made any qualifying distribution which would fall to be treated as a foreign income dividend pursuant to the provisions of Schedule 7 of the Finance Act 1997.

                           (xv) No tax authority in any jurisdiction in which TARGET and its Subsidiaries do not file Tax Returns has made or asserted a claim that TARGET (or any Seller) is subject to taxation in that jurisdiction based on the activities of TARGET.

                           (xvi) TARGET and its Subsidiaries have (to the extent required by law) preserved and retained in its possession accurate records relating to its Tax affairs as is required by law including corporation tax, PAYE, National Insurance and VAT records and TARGET and its Subsidiaries has sufficient records relating to past events to calculate the profit, gain, loss, balance charge of balancing allowance (all for Tax purposes) which would arise on any disposal or on the realisation of any assets owned at the Most Recent Financial Year End or acquired since that date but before the Closing.

                           (xvii) TARGET and its Subsidiaries have duly and punctually paid all Taxes to the extent that the same ought to have been paid and has not in the last three years paid or become liable to pay any penalty or interest charged by virtue of the provisions of any Tax Legislation.

                           (xviii) None of the following Events has occurred since the Most Recent Financial Year End.

                                    (A)      a deemed (as opposed to an actual)
                  acquisition, disposal or supply of assets, goods, services or business facilities;

                                    (B)      TARGET or any of its Subsidiaries
                  ceasing or being deemed to cease to be a member of any group or associated with any other company for the purposes of any Taxes;

                                    (C)      a disposal or supply of assets,
                  goods, services or businesses facilities by TARGET or any of its Subsidiaries for a consideration which is treated for purposes of Taxes as greater than the actual consideration;

                                    (D)      an acquisition or supply to TARGET
                  or any of its Subsidiaries of assets, goods, services or business facilities for a consideration which is treated for the purposes of Taxes as less than the actual consideration;

                                    (E)      a distribution within the meaning
                  given by Part VI Taxes Act 1988 (company distributions, tax credits etc.) or within Section 418 Taxes Act 1988 (expenses treated as distributions);

                                    (F)      an Event which results in TARGET or
                  any of its Subsidiaries being liable for Taxes for which it is not primarily liable;

                                    (G)      an Event in respect of which a Tax
                  Liability arises as a result of a failure by TARGET or any of its Subsidiaries to withhold, deduct or account for Taxes;

                                    (H)      an Event giving rise to a liability
                  under Part XVII Taxes Act 1988 (tax avoidance); or

                                    (I)      an Event giving rise to a balancing
                  charge.

                           (xix) The amount of Taxes chargeable on TARGET and its Subsidiaries during any accounting period ending on or within three years before the Most Recent Financial Year End or in respect of the period from the Most Recent Financial Year End up to the Closing Date has not, to any material extent, depended or (as the case may be) will not depend on any concession, agreement or other formal or informal arrangement with any Tax Authority.

                           (xx) TARGET and its Subsidiaries have not during the period of three years ending on the date of this Agreement relied on any formal or informal unpublished concession dispensation or practice (whether general or specific to TARGET and its Subsidiaries) which purports to modify or provide exemption from any obligation to make or submit any computation, notice or return to any Tax Authority.

                           (xxi) Within the period of three years ending on the date of this Agreement none of TARGET, its Subsidiaries or their predecessors (within the meaning of Section 343 Taxes Act 1988) has discontinued any trade or business or made a major change in the nature of or conduct of a trade or business carried on by it and no change in ownership of TARGET or any of its Subsidiaries has taken place.

                           (xxii) TARGET and its Subsidiaries are not and have not at any time been close investment holding companies in respect of any accounting period.

                           (xxiii) TARGET and its Subsidiaries have not made any loan, advance or payment or given any consideration falling within Sections 419 to 420 or Section 422 Taxes Act 1988 (charges to tax in connection with loans) which has remained outstanding at any time since 8 December 1992.

                           (xxiv) TARGET and its Subsidiaries have not at any time since 8 December 1992 made any payment which falls to be treated as a distribution under Section 418 Taxes Act 1988 (distribution to include certain expenses of close companies).

                           (xxv) TARGET and its Subsidiaries have made no transfer of value such as is specified in Section 94(1) of the Inheritance Tax Act 1984 (charge on participators) and there has been no variation in TARGET's share or loan capital or any of its Subsidiaries share or loan capital within Section 98 of that Act (effect of alterations of capital etc.).

                           (xxvi) No liability to taxation or non-trading deficit would arise from the loan relationships to which TARGET or any of its Subsidiaries is party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of TARGET of any of its Subsidiaries at the date hereof.

                           (xxvii) The sum which would be allowed as a deduction from the consideration under Section 38 TCGA 1992 (acquisition and disposal costs etc.) of each asset of TARGET and its Subsidiaries (other than trading stock) if disposed of on the date of this Agreement:

                                    (A)      would not be less than (in the case
                  of an asset held on the Most Recent Financial Year End) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Most Recent Financial Year End) an amount equal to the consideration given for its acquisition; and in particular

                                    (B)      would not be treated or deemed for
                  the purposes of Tax to have been reduced by reason of any claim made under Sections 152 (roll-over relief), 153 (assets only partly replaced) 165 (relief for gifts of business assets) or 175 (group roll-over) TCGA 1992 or by reason of the operation of Section 17 (disposals and acquisitions treated as made at market value), or Sections 126 to 140 TCGA 1992 (re-organisation of share capital, conversion of securities etc).

                           (xxviii) Since 8 December 1992, no transaction has been entered into by TARGET or any of its Subsidiaries to which the provisions of Section 18 (transactions between connected persons) TCGA 1992 has been or could be applied.

                           (xxix) TARGET does not own any depreciating asset in respect of which a heldover gain may accrue pursuant to sections 154(2) and/or 175(3) TCGA 1992.

                           (xxx) No balancing charge in respect of any capital allowances claimed or given would arise if any asset of TARGET and its Subsidiaries (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised on the date hereof for a consideration equal to the amount of the book value thereof as shown or included in the Accounts (or, in the case of any asset acquired since the Most Recent Financial Year End, for a consideration equal to the consideration given for the acquisition).

                           (xxxi) To the Knowledge of the Sellers, all necessary conditions for the availability of all capital allowances claimed by TARGET and its Subsidiaries have at all material times been satisfied and remain satisfied.

                           (xxxii) To the Knowledge of the Sellers no event has occurred in consequence of which TARGET or any of its Subsidiaries is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person, firm or company other than TARGET and its Subsidiaries.

                           (xxxiii) TARGET and its Subsidiaries have duly paid all stamp duty for which they are or have been or may be made liable and without limitation:

                                    (A)      all documents in the enforcement of
                  which TARGET and its Subsidiaries are or may be interested have been duly stamped; and

                                    (B)      there are no documents outside the
                  United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by TARGET or any of its Subsidiaries.

                           (xxxiv) TARGET and its Subsidiaries have duly paid all stamp duty reserve tax for which they are or have become liable and TARGET and its Subsidiaries have not been party to any transfer of chargeable securities (within the meaning of Section 99 of the Finance Act 1986) in respect of which TARGET or any of its Subsidiaries could become liable to pay any stamp duty reserve tax.

                           (xxxv) TARGET and its Subsidiaries are not liable to any penalty in respect of any stamp duty or stamp duty reserve tax nor to the Knowledge of the Sellers are there any circumstances or transactions in which TARGET and its Subsidiaries are or have been a party which may result in TARGET or any of its Subsidiaries becoming liable to such penalty.

                           (xxxvi) TARGET and its Subsidiaries have not in the period of three years ending on the date of this Agreement been party to any non-arms length transaction, to which principles on which the case of Furniss v Dawson could be applied.

                           (xxxvii) TARGET and its Subsidiaries have not in the period of three years ending on the date of this Agreement been party to or otherwise involved in any scheme or arrangement the main purpose or one of the main purposes of which was to avoid any Taxes.

                           (xxxviii) TARGET and its Subsidiaries are each registered for VAT in the United Kingdom under schedule VATA 1994 and have not at any time in the last six years been treated as (nor applied to be) a member of a group of companies for VAT purposes.

                           (xxxix)   TARGET and its Subsidiaries are not
         registered (nor required to be registered) for local VAT or its equivalent in any country other than the United Kingdom.

                           (xl) Each of TARGET and its Subsidiaries is a taxable person for VAT purposes, has complied with all the requirements of VATA 1994 and all applicable regulations and orders.

                           (xli) TARGET and its Subsidiaries have not in the last three years been subject to any penalty or liability under any of Sections 60 to 63 (inclusive), 65 or 67 to 69 (inclusive) VATA 1994 and have not during such period been subject to any penalty or liability nor been given any penalty liability notice within Section 64 of that Act (repeated misdeclarations) nor been given any surcharge liability notice within section 59 or 59A of that Act nor been given any notice within section 66 of that Act nor been given a warning within section 76(2) of that Act and TARGET and its Subsidiaries have not been required by HM Commissioners of Customs and Excise to give any security.

                           (xlii) No circumstances exist whereby TARGET and its Subsidiaries would or might become liable for value added tax pursuant to the provisions of Sections 47 (agents etc.) or 48 (tax representatives) VATA 1994.

                           (xliii) TARGET and its Subsidiaries have not made any exempt supplies in consequence of which they are or will be unable to obtain credit for all input tax paid by them during any value added tax quarter ending after the Most Recent Financial Year End.

                           (xliv) TARGET and its Subsidiaries have not made and are not otherwise bound by any election made pursuant to paragraph 2 of schedule 10 VATA 1994.

                           (xlv) TARGET and its Subsidiaries have not been party to a transaction to which Article 5 of the Value Added Tax (Special Provisions) Order 1995 (transfer of business as a going concern) has (or has purported to have been) applied.

                           (xlvi) No asset of TARGET and its Subsidiaries is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.

                           (xlvii) TARGET and its Subsidiaries have no interest in any new or uncompleted buildings or civil engineering works within in the meaning of Group 1 Schedule 9 VATA 1994.

                           (xlviii) TARGET and its Subsidiaries have not been engaged in any transaction which has resulted or could result in TARGET and its Subsidiaries being treated as making any supply to themselves for value added tax purposes.

                           (xlix) All value added tax payable upon the importation of goods and all excise duties payable to HM Customs & Excise payable in respect of any assets (including trading stock) imported or owned by TARGET and its Subsidiaries have been paid in full.

                           (l) TARGET and its Subsidiaries have not in the period of six years ending on the date of this Agreement surrendered or claimed nor is it obliged to surrender or claim any amount by way of group relief under the provisions of section 402 Taxes Act 1988 (surrender or relief between members of groups and consortia) or any advance corporation tax under the provisions of section 240 Taxes Act 1988 (set-off of company's surplus ACT against subsidiary's liability to corporation tax).

                           (li) No tax is or may become payable by TARGET or its Subsidiaries pursuant to Section 190 TCGA 1992 (tax on one member or group recoverable from another member) in respect of any chargeable gain accruing prior to the Closing Date.

                           (lii) TARGET and its Subsidiaries are not liable (and will not after the Closing Date become liable pursuant to arrangements entered into before the Closing Date) to make:

                                    (A)      any payment for group relief
                  (within the meaning of Section 402(6) Taxes Act 1988) or any payment for advance corporation tax (as mentioned in Section 240(8) Taxes Act 1988) or any payment for a tax refund (as mentioned in Section 102(7) Finance Act 1989); or

                                    (B)      any refund (in whole or in part) of
                  any such payment received by TARGET or its Subsidiaries before the Closing Date,

         save (in each case) any payment or refund to another Group Company.

                           (liii) TARGET and its Subsidiaries have not at any time within the period of six years ending with the date of this Agreement acquired any asset other than as trading stock from any other company which at the time of the acquisition was a member of the same group of companies as TARGET and its Subsidiaries (as defined in Section 170 TCGA 1992 (groups of companies: definitions)) and no member of any group of companies of which TARGET and its Subsidiaries are or have at any material time been the principal company (as defined in Section 170 TCGA 1992 (groups of companies: definitions)) has so acquired any asset.

                           (liv) TARGET and its Subsidiaries have not in the last seven years ceased to be a member of a group of companies for the purposes of Section 178 or 179 TCGA 1992 (company ceasing to be member of a group).

                           (lv) TARGET and its Subsidiaries have not carried out or participated in any depreciatory transaction relating to any shares of securities of a company which are in its beneficial ownership.

                           (lvi) Section 4(k)(lxi) of the Disclosure Schedule contains particulars of all elections made by TARGET and its Subsidiaries under Section 247 Taxes Act 1988 which are still in force (dividends etc. paid by one member of a group to another).

                           (lvii) TARGET and its Subsidiaries do not have and have not had at any time since 8 December 1992 any associated company within the meaning of section 13 Taxes Act 1988 other than another Group Company.

                           (lviii) TARGET and its Subsidiaries have not in the last three years made any payment or incurred any liability to make any payment of a revenue nature other than in relation to expenditures for entertainment purposes which could be disallowed as a deduction in computing the taxable profits of TARGET and its Subsidiaries or as a charge on the income of TARGET and its Subsidiaries.

                           (lix) To the Knowledge of the Sellers TARGET and its Subsidiaries are not and will not become liable to be assessed to inheritance tax as donor or donee of any gift or a transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed not be made by any other person.

                           (lx) There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets of TARGET and its Subsidiaries or the shares of

         TARGET and its Subsidiaries and neither such assets nor such shares are subject to an Inland Revenue charge.

                           (lxi) To the Knowledge of the Sellers, no person has the power under Section 212 of the Inheritance Tax Act 1984 (powers to raise tax) to raise any capital transfer tax or inheritance tax by sale or mortgage of or by terminable charge on any of TARGET's and its Subsidiaries' assets or shares.

                           (lxii) No transaction described in section 765 (1) Taxes Act 1988 (migration, etc of companies) has been carried out or proposed by or in relation to TARGET and its Subsidiaries.

                           (lxiii) TARGET and its Subsidiaries do not have (in the period of three years ending on the date of this Agreement has not had) any branch, agent or permanent establishment (within the meaning of the OECDS Model Double Taxation Agreement) outside the United Kingdom.

                           (lxiv) TARGET and its Subsidiaries do not have and have not in the last seven years had any interest in:

                                    (A)      a controlled foreign company within
                  the meaning of Section 747 Taxes Act 1988 (imputation of chargeable profits and creditable tax of controlled foreign companies); or

                                    (B)      a material interest in an offshore
                  fund within the meaning of Chapter V or Part XVII Taxes Act 1988.

                           (lxv) TARGET and its Subsidiaries are not liable to be assessed to tax under Section 42A Taxes Act 1988 (non-residents and their representatives) and has not received any such assessment.

                           (lxvi) Since 8 December 1992, TARGET and its Subsidiaries have not established (nor is it a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by the Inland Revenue, for the benefit of its current or former officers or employees or any of them.

                  (l)      PROPERTY.

                           (i) Schedule 2 sets forth a true and correct description of the particulars of all property owned by TARGET and its Subsidiaries. With respect to each such Premises:

                                    (A)      TARGET and its Subsidiaries are the
                  sole legal and beneficial owners of the Premises and are entitled to and have good and marketable title and exclusive occupation of such Premises; and

                                    (B)      TARGET and its Subsidiaries have
                  good and marketable title to the parcel of real property free and clear of any mortgage or charge (whether legal or equitable, fixed or floating), encumbrance, lease, sub-lease, tenancy, licence or right of occupation, rent charge, and to the Knowledge of the Sellers any exception, reservation, easement, quasi-easement or privilege in favour of a third party.

                           (ii) ss.4(l)(ii) of the Disclosure Schedule lists all real property leased or subleased to any of TARGET and its Subsidiaries. The Sellers have delivered to Kendle correct and complete copies of the leases and subleases listed in ss.4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.4(l)(ii) of the Disclosure Schedule:

                                    (A)      to the Knowledge of the Sellers,
                  the lease or sublease is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (B)      TARGET and its Subsidiaries have
                  not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                    (C)      to the Knowledge of the Sellers,
                  the owner of each facility leased or subleased to TARGET has good and marketable title to the parcel of real property free and clear of any Security Interest other than Security Interests that do not materially impair TARGET's or its Subsidiaries' use of such facility.

                           (iii) TARGET and its Subsidiaries have not entered into positive covenants or personal obligations (whether in a conveyance, transfer or assignment to it or otherwise) neither does it have any personal rights under which it has any subsisting liability (whether actual or contingent).

                           (iv) Any necessary or appropriate action to protect the interests of TARGET and its Subsidiaries has been taken under the Landlord and Tenant Act 1954 and in relation to rent review provisions in relation to each lease, sub-lease, tenancy or agreement for any of the same in respect of which the TARGET or its Subsidiaries is the landlord or the tenant thereunder and all appropriate time limits have been complied with and no rent reviews are outstanding at the date hereof or exercisable prior to the Closing.

                           (v) Where the interest of the TARGET or its Subsidiaries in any of the Premises is leasehold, there is no right for the landlord to determine the lease except in the event of nonpayment of rent or other breach of covenant by the tenant.

                           (vi) Except in relation to the Premises, TARGET and its Subsidiaries have no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land or premises or an interest in land or premises, including, without limitations leasehold premises assigned or otherwise disposed of.

                           (vii) Replies to enquiries given by Sellers' Solicitors to enquiries raised by Kendle's solicitors are true and accurate in all material respects.

                  (m)      INTELLECTUAL PROPERTY.

                           (i) TARGET and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property that is material to the operation of the businesses of TARGET and its Subsidiaries as presently conducted. Except as set forth on ss.4(m) of the Disclosure Schedule, each such material item of Intellectual Property will be owned or available for use by TARGET and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder.

                           (ii) None of the Sellers and the directors (and employees with responsibility for Intellectual Property matters) of TARGET and its Subsidiaries have received any charge, complaint, claim, demand, or notice which is outstanding alleging any such interference, infringement, misappropriation, or violation (including any claim that any of TARGET and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TARGET and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of TARGET and its Subsidiaries.

                           (iii) No patent or registration has been issued to TARGET and its Subsidiaries with respect to any of its Intellectual Property, no pending patent application or application for registration has been made by TARGET and its Subsidiaries with respect to any of its Intellectual Property, and no license, agreement, or other permission has been granted by TARGET and its Subsidiaries to any third party with respect to any of its Intellectual Property (together with any exceptions). No trade name or unregistered trademark is used by TARGET and its Subsidiaries in connection with any of its businesses.

                           (iv) ss.4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that TARGET and its Subsidiaries use pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to Kendle correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.4(m)(iv) of the Disclosure Schedule:

                                    (A)      to the Knowledge of the Sellers,
                  the license, sublicense, agreement, or permission covering the item is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                                    (B)      to the Knowledge of the Sellers, no
                  party to the license, sublicense, agreement, or permission is in material breach or material default or has repudiated such license, sublicense, agreement or permission, and no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                                    (C)      to the Knowledge of the Sellers no
                  action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (D)      TARGET and its Subsidiaries have
                  not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of TARGET and its Subsidiaries, TARGET and its Subsidiaries will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

                           (vi) To the Knowledge of any of the Sellers, the technology of TARGET and its Subsidiaries which is material for the operation of their businesses is "Year 2000 compliant" in that it correctly performs all date-related operations (A) without human intervention, other than original data entry of any date,
         (B) without regard to whether any date involved in the operation occurs in the twentieth or twenty-first centuries and (C) without regard to the system date at the time the calculation is performed.

                  (n) TANGIBLE ASSETS. TARGET and its Subsidiaries own or lease all facilities, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in a reasonable state of operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                  (o) CONTRACTS.ss.4(o) of the Disclosure Schedule lists the following contracts and other agreements to which
TARGET or any of its Subsidiaries is a party:

                           (i)      any agreement (or group of related
         agreements) for the lease of personal property (other than capitalised lease obligations) to or from any Person providing for lease payments in excess of Fifteen Thousand Sterling ((pound)15,000.00) per annum;

                           (ii) other than agreements and contracts with customers, as to which Fifty Thousand Sterling ((pound)50,000.00) shall be the disclosure threshold for ss. 4(o) of the Disclosure Schedule, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to TARGET, or involve consideration in excess of Fifteen Thousand Sterling ((pound)15,000.00);

                           (iii) any agreement concerning a partnership or joint venture;

                           (iv)     any agreement (or group of related
         agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalised lease obligation, in excess of Fifteen Thousand Sterling
         ((pound)15,000.00);

                           (v) any agreement concerning confidentiality or noncompetition other than standard provisions in contracts with TARGET's customers;

                           (vi) any agreement with any of the Sellers and their Affiliates (other than TARGET and its Affiliates);

                           (vii) any profit sharing, stock option, stock purchase, phantom stock, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (viii)   any collective bargaining agreement;

                           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Fifteen Thousand Sterling ((pound)15,000.00) or providing severance benefits in excess of Fifteen Thousand Sterling ((pound)15,000.00);

                           (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xi) any agreement with customers and suppliers under which the consequences of a default or termination could be reasonably expected to result in a TARGET Material Adverse Change; or

                           (xii) other than agreements or contracts with customers, any other agreement (or group of related agreements) the performance of which involves consideration in excess of Fifteen Thousand Seven Hundred Sterling ((pound)15,000.00).

The Sellers have delivered to Kendle a correct and complete copy of each written agreement listed in ss.4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.4(o) of the Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of the Sellers, the agreement is in full force and effect; (B) to the Knowledge of the Sellers, the agreement will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Sellers, no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; and
(D) no party has repudiated any provision of the agreement. Except as listed on ss.4(o) of the Disclosure Schedule, TARGET and its Subsidiaries are not parties to any contract or agreement relating to provision by TARGET and its Subsidiaries of services, with any applicable governmental authority.

                  (p)      BOOK DEBTS.

                           (i)      All book debts of TARGET and its
         Subsidiaries included in the Accounts are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts other than book debts not exceeding (pound)11,000 in the aggregate.

                           (ii)     All book debts of TARGET and its
         Subsidiaries included in the Management Accounts for services provided through 30 November 1998 are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims and are current. To the Knowledge of the Sellers, there is no impediment to the collectibility of such book debts.

                  (q) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of TARGET or its Subsidiaries.

                  (r) INSURANCE. ss.4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which TARGET or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

                           (i) the name, address, and telephone number of the agent;

                           (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                           (iii)    the policy number and the period of
         coverage;

                           (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) to the Knowledge of the Sellers, the policy is in full force and effect; (B) to the Knowledge of the Sellers, the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Sellers, neither TARGET and its Subsidiaries nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. TARGET and its Subsidiaries have been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. There are no self-insurance arrangements affecting TARGET and its Subsidiaries.

                  (s) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which TARGET or its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers and the directors of TARGET and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any applicable jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(s) of the Disclosure Schedule is likely, if adversely determined, to result in any TARGET Material Adverse Change. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of TARGET and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of TARGET or any of its Subsidiaries.

                  (t)      EMPLOYEES AND PENSION SCHEMES.

                           (i) The individuals, details of whom are set forth in ss.4(t)(i) of the Disclosure Schedule (the "EMPLOYEES") are all employed by TARGET and its Subsidiaries at the date of this Agreement. There are no other individuals employed by the TARGET and its Subsidiaries at the date of this Agreement.

                           (ii) The particulars shown in ss.4(t)(i) of the Disclosure Schedule show true and complete details of the names, ages and lengths of continuous service of all of the Employees and by reference to each of the Employees remuneration payable and other benefits provided by TARGET or any of its Subsidiaries or which TARGET or its Subsidiaries is bound to provide (whether now or in the future) to each category of the Employees at Closing or any Person connected with any such Person and (without limiting the generality of the foregoing) include particulars of all the material terms of profit sharing, incentive, bonus, commission arrangements and any other benefit to which any such category of the Employees is entitled or which is regularly provided or made available to them (including details of their notice period and their entitlement to holiday).

                           (iii) All Employees (other than those set forth on ss.4(t)(iii)) have entered into and are subject to the terms of employment contracts in substantially similar form to the employment agreement attached hereto as Exhibit 7(t)(iii).

                           (iv) There are no subsisting contracts for the provision by any person of any consultancy services to TARGET and its Subsidiaries.

                           (v) None of the Employees has given notice terminating his contract of employment.

                           (vi) None of the Employees is under notice of dismissal or has any outstanding dispute with TARGET or any of its Subsidiaries in connection with or arising from his employment nor is there any liability outstanding to such persons except for remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid.

                           (vii) During the period of six months ending with the execution of this Agreement neither TARGET nor any of its Subsidiaries has directly or indirectly terminated the employment of any person employed in or by TARGET or its Subsidiaries.

                           (viii) None of the Employees belongs or has belonged at any material time to an independent trade union recognised by the TARGET and its Subsidiaries and no such trade union is recognised by TARGET and its Subsidiaries.

                           (ix) There are no employee representatives representing all or any of the Employees.

                           (x) The TARGET and its Subsidiaries has complied with all of its statutory obligations to inform and consult appropriate representatives as required by law.

                           (xi) There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy or termination of employment affecting any of the Employees more generous than the statutory redundancy requirements.

                           (xii) All Pension Schemes comply in all material respects with all relevant statutes, regulations and other laws and all necessary consents in relation to such plans have been obtained and all governmental filings in relation to such plans have been made.

                           (xiii) There are no loans owed by any of the Employees to the TARGET and its Subsidiaries.

                           (xiv) Except for the Pension Schemes, neither TARGET nor any of its Subsidiaries is under any present or future liability to pay to any of the Employees or to any other person who has been in any manner connected with TARGET and its Subsidiaries any pension, superannuation allowance, death benefit, retirement gratuity or like benefit or to contribute to any life assurance scheme, medical insurance scheme, or permanent health scheme and TARGET and its Subsidiaries have not made any such payments or contributions on a voluntary basis nor is it proposing to do so.

                           (xv)     There is no:

                                    (A)      outstanding or threatened claim by
                  any person who is now or has been an employee of the TARGET and its Subsidiaries or any dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by the TARGET and its Subsidiaries or, to the Knowledge of the Sellers, of any circumstances likely to give rise to any such dispute;

                                    (B)      industrial action involving any
                  employee, whether official or unofficial, currently occurring or threatened; or

                                    (C)      industrial relations matter which
                  has been referred to ACAS or any similar governmental agency in the applicable jurisdiction for advice, conciliation or arbitration.

                           (xvi) Save for the Pension Schemes, neither TARGET nor any of its Subsidiaries is a party to or participates in or contributes to any scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment after cessation of employment with TARGET and its Subsidiaries of medical expenses) for any Relevant Employee or for the widow, widower, child or dependent of any Relevant Employee. The Save & Prosper Scheme is a money purchase scheme (as defined in section 181(1) of the Pension Schemes Act 1993) and the benefits payable under this scheme whether immediate, prospective or contingent, are solely the benefits which can be provided by the funds available for each member of this scheme.

                           (xvii) TARGET and its Subsidiaries have disclosed to Kendle:

                                    (A)      true and complete copies of the
                  following documents referable to the Pension Schemes:

                                           (1)      all deeds, rules and other
                                     governing documents;

                                           (2)      all announcements, booklets
                                    and the like of current effect;

                                    (B)      details of all amendments (if any)
                  to the Pension Schemes which have been announced or are proposed but which have not yet been formally made;

                                    (C)      details of all discretionary
                  increases (if any) to pensions in payment or in deferment under the Pension Schemes which have been granted in the six years prior to the date of this Agreement or which are under consideration;

                                    (E)      details of all discretionary
                  practices (if any) which may have led any person to expect additional benefits in a given set of circumstances (by way of example, but without limitations, on retirement at the behest of the TARGET and its Subsidiaries or in the event of redundancy); and

                                    (F)      details of the rate at which and
                  basis upon which the TARGET and its Subsidiaries currently contribute to the Pension Schemes and any personal pension scheme (as defined in section 1 of the Pension Schemes Act
                  1993) of any Employee or any other person, and any change to that rate and/or basis which is proposed or which is under consideration.

                           (xviii) Every person who has at any time had the right to join, or apply to join, the Pension Schemes his been properly advised of that right. No Relevant Employee has been excluded from membership of the Pension Schemes or from any of the benefits thereunder in contravention of Article 119 of the Treaty of Rome, the Pensions Act 1995 or other applicable laws or requirements or the provisions of the Pension Schemes or otherwise.

                           (xix) None of the employees of TARGET and its Subsidiaries is to the Knowledge of the Sellers (A) applying for or about to apply for an ill health early retirement pension under the Pension Schemes, or (B) terminally ill. To the Knowledge of any of the Sellers, none of the Sellers has any medical condition or illness which would prevent such person from fulfilling all of such person's obligations under such person's respective Employment Agreement.

                           (xx) No transfer value has been paid (directly or indirectly) to the Pension Schemes from another arrangement for any member of the Pension Schemes.

                           (xxi) All benefits (other than any refund of members' contributions with interest where appropriate) payable under the Pension Schemes on the death of any person while in employment to which the Pension Schemes relate are insured fully under a policy with an insurance company of good repute and to the Knowledge of the Sellers there are no grounds on which that company might avoid liability under that policy.

                           (xxii) Contributions to the Pension Schemes and to any Personal Pension Scheme in respect of the Employees which have fallen due for payment have been paid at the time they were due. Neither TARGET nor its Subsidiaries contribute to the Pension Schemes or to any Personal Pension Scheme over an above the contributions disclosed under ss.4(t)(xvii)(F) above.

                           (xxiii) No power under the Pension Schemes has been exercised in relation to any employee of TARGET and its Subsidiaries or in respect of any person:

                                    (A)      to provide terms of membership of
                  the Pension Schemes (whether as to benefits or contributions) which are different from those generally applicable to the members of the Pension Schemes; or

                                    (B)      to provide any benefits which would
                  not but for the exercise of that power have been payable under the Pension Schemes; or

                                    (C)      to augment any benefits under the
                  Pension Schemes.

                           (xxiv)   TARGET and its Subsidiaries:

                                    (A)      have observed and performed those
                  provisions of the Pension Schemes which apply to it; and

                                    (B)      may (without the consent of any
                  person or further payment) terminate its liability to subject to the terms of employment of the active members of the Pension Schemes but otherwise contribute to the Pension Schemes or any other arrangement to which it contributes that provides relevant benefits (as defined in section 612 of the Taxes Act 1988) at any time subject only to giving such notice (if any) as is expressly provided for in the documentation containing the current provisions governing the Pension Schemes.

                           (xxv) TARGET and its Subsidiaries are the only employers for the time being participating in the Pension Schemes. No employer other than TARGET and its Subsidiaries has previously participated in the Pension Schemes.

                           (xxvi)   To the Knowledge of the Sellers all
         documentation and records in respect of the Pension Schemes are up to date and complete and accurate in all material respects.

                           (xxvii) To the Knowledge of the Sellers the Save & Prosper Scheme:

                                    (A)      is an exempt approved scheme
                  (within the meaning of Section 592(1) Income and Corporation Taxes Act 1988);

                                    (B)      has properly and punctually
                  accounted to the Board of Inland Revenue for all and any tax for which the Pension Schemes is liable or accountable; and

                                    (C)      has at all times complied with and
                  been administered in accordance with all applicable laws, regulations and requirements (including those of the Board of Inland Revenue and of trust law).

                           (xxviii) To the Knowledge of the Sellers none of the Pension Schemes, TARGET or any of its Subsidiaries is engaged or involved in any litigation or arbitration, investigation or determination by the Pensions Ombudsman and/or the Occupational Pensions Advisory Service or any complaint under the internal dispute resolution procedure established in connection with the Pension Schemes which relate to or are in connection with the Pension Schemes or the benefits thereunder and no such proceedings are pending or threatened and to the Knowledge of the Sellers there are no facts likely to give rise to any such proceedings.

                           (xxix) In relation to the Pension Schemes or funds which are or have been held for the purposes thereof, neither TARGET and its Subsidiaries has given an indemnity or guarantee to any person (other than in the case of TARGET and its Subsidiaries any general indemnity in favour of the trustees or administrator under the documentation governing the Pension Schemes).

                  (u) GUARANTEES. Neither TARGET nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                  (v) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Except as disclosed in ss.4(v) of the Disclosure Schedule:

                           (i) Hazardous Materials have not at any time been generated, used, treated or stored by TARGET and its Subsidiaries in violation in any material respect of any applicable Environmental Law, or in any way which will hereafter require material remedial action under any applicable Environmental law, and TARGET and its Subsidiaries have not received any notice of any such violation with respect to Hazardous Materials;

                           (ii) to the Knowledge of the Sellers, there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property owned or leased by TARGET and its Subsidiaries, or into the environment surrounding any such property, of Hazardous materials, other than releases permissible under applicable Law or allowable under applicable permits;

                           (iii)    TARGET and its Subsidiaries, their
         operations and any property owned, leased or operated by them are in compliance in all material respects with (i) all applicable Environmental Laws, and (ii) the requirements of any permits issued under such laws; and

                           (iv) there are no pending or threatened claims against TARGET and its Subsidiaries or any property owned, leased or operated by them relating to Hazardous Materials or environmental matters.

None of the circumstances, conditions or occurrences disclosed in ss.4(v) of the Disclosure Schedule or reflected in the Financial Statements involves or will result in any material liability on the part of TARGET and its Subsidiaries.

                  (w)      CERTAIN BUSINESS RELATIONSHIPS.

                           (i) Except as contemplated or permitted by this Agreement, disclosed in ss.4(w)(i) of the Disclosure Schedule or reflected in the Financial Statements, none of the Sellers is involved in any business arrangement or relationship with TARGET and its Subsidiaries and none of the Sellers owns any material asset, tangible or intangible, which is used in the business of TARGET and its Subsidiaries (other than motor vehicles owned and used by Peter Nightingale).

                           (ii) Except as contemplated or permitted by the Agreement, disclosed in ss.4(w)(ii) of the Disclosure Schedule or reflected in the Financial Statements, neither TARGET nor any of its Subsidiaries is involved in any business arrangement or relationship with Harrison Clinical Research Limited and Harrison Clinical Research Limited does not own any material asset, tangible or intangible, which is used in the business of TARGET and its Subsidiaries.

                  (x)      COMPETITION.

                           (i) To the Knowledge of the Sellers, TARGET and its Subsidiaries are not, and have not been party to, or concerned in any agreement, arrangement, understanding or concerted practice, or any other conduct or practice (unilateral or otherwise) in relation to the Business which constitutes a breach of any relevant undertaking, order, assurance or other measure taken under the Fair Trading Act 1973, the Restrictive Trade Practices Act 1976 or the Competition Act 1980

                           (ii) TARGET and its Subsidiaries are not subject to any publication, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the laws referred to in ss.4(x)(i).

                           (iii) TARGET and its Subsidiaries are not, and have not been subject to any investigation, request for information, notice or other communication (whether formal or informal, and whether or not in writing) by any court, governmental or regulatory authority pursuant to any of the laws referred to in ss.4(x)(i).

                           (iv)     To the Knowledge of TARGET and its
         Subsidiaries, no such action as is mentioned in ss.4(x)(i) will be taken against them in relation to any of their current activities.

                  (y)      DISCLOSURE.

                           (i) The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4, in light of the circumstances under which they were made, not misleading in any material respect.

                           (ii) The contents of the Disclosure Schedule and of all documents accompanying it and referred to in it are true and accurate in all material respects and fully and clearly disclose every matter to which they relate.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) GENERAL. Each of the Parties will use his, her or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

                  (b) NOTICES AND CONSENTS. The Sellers will cause each of TARGET and its Subsidiaries to give any notices to third parties, and will cause TARGET to use its best efforts to obtain any third party consents, that Kendle reasonably may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and the Sellers will cause TARGET and its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorisations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above.

                  (c) OPERATION OF BUSINESS. The Sellers will not cause or permit TARGET and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without prior notification to and the consent of Kendle (which consent shall not be unreasonably withheld or delayed). Without limiting the generality of the foregoing, the Sellers will not cause or (so far as they are able) permit TARGET and its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above, or (iii) do any act or omit to do any act, or (so far as they are able) permit any act or omission to act, which could be reasonably expected to cause any of the statements contained in ss.4 to not be correct and complete as of the Closing Date (except as set forth in the Disclosure Schedule). Notwithstanding anything in this paragraph (c) to the contrary, IRC shall be permitted to take all reasonable steps necessary to have that certain legal mortgage dated 6 September 1996 in favour of Midland Bank plc fully discharged. The Sellers shall not be in breach of this paragraph (c) in respect of anything done or omitted or permitted to be done by TARGET or IRC in the ordinary and proper course of its trading activities or with the prior written consent or approval of Kendle or in order to comply with the Sellers' obligations under this Agreement.

                  (d) PRESERVATION OF BUSINESS. The Sellers shall use their best efforts to cause TARGET and its Subsidiaries to keep their business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

                  (e) FULL ACCESS. Each of the Sellers will permit, and the Sellers will cause TARGET and its Subsidiaries to permit, representatives of Kendle to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of TARGET and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to TARGET and its Subsidiaries.

                  (f) NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to Kendle of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her or its own representations and warranties in ss.3 above.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.6 or ss.8 below or under the Tax Deed). The Sellers acknowledge and agree that, from and after the Closing, Kendle will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort within the possession of, or under the control of, any Seller or TARGET and its Subsidiaries, relating to TARGET and its Subsidiaries (other than such documents, books, records (including Tax records), agreements and financial data that solely relate to one or more Sellers personally or to their personal positions).

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving TARGET and its Subsidiaries, each of the other Parties will co-operate with him, her or it and his, her or its counsel in the contest or defence, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defence, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.8 below).

                  (c) TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of TARGET and its Subsidiaries from maintaining the same business relationships with TARGET and its Subsidiaries after the Closing as it maintained with TARGET and its Subsidiaries prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of TARGET and its Subsidiaries to TARGET and its Subsidiaries from and after the Closing.

                  (d) CONFIDENTIALITY. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information (other than Confidential Information that solely relates to the Seller personally) except in connection with this Agreement or the business of TARGET and its Subsidiaries and will deliver promptly to Kendle or destroy, at the request of Kendle, all copies of the Confidential Information which are in his, her or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Kendle promptly of the request or requirement so that Kendle may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is compelled to disclose such Confidential Information, Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Seller shall use his, her or its reasonable best efforts to obtain, at the reasonable request of Kendle, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Kendle shall designate.

                  (e) TARGET SHARES. Each of the Sellers hereby declares that for so long as he/she remains the registered holder of any of the TARGET Shares after Closing he/she will:

                           (i) hold the TARGET Shares and the dividends and other distributions or profits or surplus of other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for Kendle and its successors in title; and

                           (ii) deal with and dispose of the TARGET Shares and all such dividends, distributions and rights as are described in ss.6(e)(i) as Kendle or any such successor may direct.

                  (f)      INDEMNITIES.

                           (i) The Sellers shall jointly and severally indemnify TARGET and its Subsidiaries and any officer of TARGET and its Subsidiaries against:

                                    (A)      any Adverse Consequences which
                  TARGET or its Subsidiary are or become liable to pay as a result of any failure to comply with the Pensions Act 1995 by any person in respect of the Save & Prosper Scheme; and

                                    (B)      any Adverse Consequences arising in
                  any way from the lease dated 11 June 1995 by TARGET with respect to office premises at Central Hall, 52-54 Market Street, Ely, Cambridgeshire.

                           (ii) The liability of the Sellers under this ss.6(f) shall be subject to the limitations specified in ss.8(i).

         7.       CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF KENDLE. The obligation of Kendle to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in ss.4 above shall have been true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the date of this Agreement and the representations and warranties set forth in ss.3(a) above shall be true and correct in all material respects (other than representations having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date;

                           (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Kendle to own TARGET Shares and to control TARGET, or (D) affect adversely the right of TARGET to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) (A) each Seller shall have delivered to Kendle a certificate with respect to the satisfaction of the conditions specified above in ss.7(a)(i) and (B) the Sellers shall have delivered to Kendle a certificate to the effect that each of the conditions specified above in ss.7(a)(ii)-(iii) is satisfied in all respects;

                           (v) John Glasby and Gillian Gregory shall have had full medical examinations and Kendle shall have been satisfied with the form and substance of the report on each such medical examination;

                           (vi) TARGET'S bank creditors shall have given their written consent to the transaction contemplated by this Agreement (if required) and shall have discharged all Encumbrances given by TARGET and its Subsidiaries in their favour;

                           (vii) John Glasby, Gillian Gregory and Peter Nightingale shall have entered into Employment Agreements in the form of Exhibit 7(a)(vii) hereto (the "EMPLOYMENT AGREEMENTS");

                           (viii) each of the Sellers shall have executed and delivered releases in the form of Exhibit 7(a)(viii) hereto (the "RELEASES");

                           (ix) each of the Sellers shall have executed and delivered Non-Competition and Non-Disclosure Covenants in the form of
         Exhibit 7(a)(ix) hereto (the "COVENANTS");

                           (x) no TARGET Material Adverse Change shall have occurred; provided, however, if a TARGET Material Adverse Change shall have occurred, Kendle and the Sellers shall negotiate in good faith with respect to a reasonable adjustment of the Purchase Price. If agreement is not reached prior to 22 January 1999 with respect to such an adjustment, Kendle may terminate this Agreement for failure of a condition precedent;

                           (xi) (A) TARGET and IRC shall have received all authorisations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(ii) and ss.4(c) above, and (B) Kendle shall have received all authorisations, consents, and approvals of governments and governmental agencies referred to in ss.3(b)(ii);

                           (xii) Kendle shall have received the resignations, effective as of the Closing, of each director, secretary and officer of TARGET and its Subsidiaries other than those whom Kendle shall have specified in writing at least five Business Days prior to the Closing, each delivering to Kendle a deed in form and substance satisfactory to Kendle made out in favour of TARGET and/or its Subsidiaries acknowledging that he or she has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996;

                           (xiii) each of the Sellers shall have executed and delivered to Kendle an affidavit pursuant to ss. 1.1445-2(b)(2) of the Treasury Regulations: (A) stating that such Seller is not a "non-resident alien" for United States income tax purposes; and (B) setting forth that Seller's tax identification number and address;

                           (xiv) each of the Sellers shall have executed and delivered the Escrow Agreement;

                           (xv) Kendle shall have received (A) all the statutory and other books (duly written up to date) of TARGET and each of its Subsidiaries and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s); (B) transfers of all of the TARGET Shares duly executed by the registered holders thereof in favour of Kendle together with the relative share certificates; (C) certificates in respect of all issued shares in the capital of each of TARGET's Subsidiaries and transfers of all shares in any Subsidiary not registered in the name of TARGET or another Subsidiary in favour of such Persons as Kendle shall direct; and (D) the title deeds to the Premises (other than those title deeds properly in the possession of Midland Bank plc);

                           (xvi)    Kendle shall have received an executed Tax
         Deed;

                           (xvii) the Sellers shall have caused a board meeting of TARGET and of each of its Subsidiaries to be held at which there shall be (A) passed a resolution to approve, in the case of TARGET, the transfers of TARGET Shares and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned; (B) appointed as directors and/or secretary such Persons as Kendle may nominate such appointments to take effect at the close of the meeting; (C) tendered and accepted the resignations and acknowledgements of the directors and secretary referred to in ss.7(a)(xii) each such acceptance to take effect at the close of the meeting; (D) revoked all existing authorities to banks and new authorities shall be given to such banks and on such terms as Kendle may direct; (E) changed the situation of the registered office and (subject to the Companies Acts) the accounting reference date, each as Kendle may direct; and (F) approved and entered into the Employment Agreements;

                           (xviii) Kendle shall have received, certified as correct by the secretary of the relevant company, the minutes of each board meeting referred to in ss.7(a)(xvii); and

                           (xix) Kendle shall have received a power of attorney from each Seller (if requested by Kendle) in form and substance satisfactory to Kendle enabling Kendle to vote the TARGET Shares pending Kendle's registration as shareholder.

Kendle may waive any condition specified in this ss.7(a) in writing at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date;

                           (ii) Kendle shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) Kendle shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

                           (v) no material adverse change in the business, assets, liabilities, income, financial condition or business prospects of the Parent and its subsidiaries taken as a whole ("KENDLE MATERIAL ADVERSE CHANGE") shall have occurred since the date of the latest Kendle SEC Report; provided, however, that if a Kendle Material Adverse Change shall have occurred, the Seller and Kendle shall negotiate in good faith with respect to a reasonable adjustment to the Purchase Price. If agreement is not reached with respect to such an adjustment prior to 22 January 1999, the Sellers may terminate this Agreement for failure of a condition precedent; and

                           (vi) the Parties and TARGET shall have received all authorisations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above.

The Sellers may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

         8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers contained in ss.4(a)-(j), ss.4(l)-(u) and ss.4(w)-(x) above shall survive the Closing hereunder and continue in full force and effect through and until the second anniversary of the Closing Date. All of the representations and warranties of the Sellers contained in ss.4(k) and ss.4(v) above shall survive the Closing hereunder and continue in full force and effect through and until the seventh anniversary of the Closing Date. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in ss.3(a)) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                  (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF KENDLE.

                           (i) In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein (other than the covenants in ss.2(a) above and the representations and warranties in ss.3(a) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Kendle makes a written claim for indemnification against any of the Sellers in accordance with ss.11(h) below within such survival period, then each of the Sellers agrees, on a joint and several basis, to indemnify Kendle, the Parent and each of their respective directors, officers and affiliates from and against the entirety of any Adverse Consequences any of them may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any of them may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

                           (ii) In the event any of the Sellers breaches any of his or her covenants in ss.2(a) above or any of his or her representations and warranties in ss.3(a) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Kendle makes a written claim for indemnification against the Seller in accordance with ss.11(h) below within such survival period, then each of the Sellers agrees, on a several basis, to indemnify Kendle, the Parent and each of their respective directors, officers and affiliates from and against the entirety of any Adverse Consequences any of them may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any of them may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach.

                           (iii)    Kendle shall satisfy Sellers'
         indemnification and/or refund obligations under this Agreement by first recourse to the monies or assets held in the escrow fund held by The Fifth Third Bank, as escrow agent, pursuant to the Escrow Agreement and the Sellers shall have no liability to make any payment to Kendle hereunder until the escrow fund has been exhausted but recourse to that escrow fund shall not constitute Kendle's sole remedy or source for satisfaction of indemnification and/or other claims under this Agreement.

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event Kendle breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that any of the Sellers makes a written claim for indemnification against Kendle in accordance with ss.11(h) below within such survival period, then Kendle agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Kendle shall also indemnify any Seller from and against the entirety of any Adverse Consequences such Seller may suffer as a result of any obligations or liability of TARGET or any TARGET Subsidiary (other than this Agreement) guaranteed by such Seller.

                  (d)      MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under ss.6(f) or this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with legal advisers of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfil its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defence of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting the defence of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and

         (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in ss.8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

                  (e) PAYMENT OF AND INTEREST ON INDEMNIFICATION AMOUNTS. Each amount claimed in respect of Adverse Consequences shall be payable within ten (10) days after the date of claim by an Indemnified Party, and such amount shall bear interest if not paid by such date at the annual rate of ten percent (10%) until paid in full. Any amount paid by the Sellers to Kendle in respect of any breach of this Agreement or under the Tax Deed shall be treated for tax purposes as a reduction in the consideration for the TARGET Shares.

                  (f) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to TARGET and its Subsidiaries or the transactions contemplated by this Agreement.

                  (g) RIGHTS CUMULATIVE. The rights and remedies conferred on Kendle under this Agreement are cumulative and are additional to and not exclusive of any rights or remedies provided by law or otherwise available at any time to Kendle in respect of any breach of this Agreement (including but not limited to the rights to damages for any loss or additional loss suffered by Kendle).

                  (h) INFORMATION. Each of the Sellers agrees with Kendle (for itself and as trustee for TARGET and the Subsidiaries) and the directors, employees, agents and advisers of TARGET and the Subsidiaries:

                           (i)      that the giving by TARGET or the
         Subsidiaries and/or any of their directors, employees, agents or advisers to any of the Sellers or their agents or advisers of any information or opinion in connection with this Agreement or the Tax Deed or the Disclosure Schedule or otherwise in relation to the business or affairs of TARGET and/or the Subsidiaries or in connection with the negotiation in preparation of this Agreement, the Tax Deed or the Disclosure Schedule shall not be deemed a representation, warranty or guarantee to the Sellers of the accuracy of such information or opinion;

                           (ii) to waive any right or claim which he may have against TARGET or the Subsidiaries or any of their directors, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

                           (iii) that any such right or claim shall not constitute a defence to any claim by Kendle under or in relation to this Agreement or the Tax Deed.

                  (i)      LIMITATIONS ON INDEMNIFICATION.

                           (i) No liability shall attach to the Sellers under this Agreement or the Tax Deed (other than with respect to ss.2(h) above) unless the aggregate amount of such liability shall exceed (pound)25,000 but in that event the Sellers shall be liable for the whole amount of such liability and not merely the excess.

                           (ii) The total aggregate amount payable by the Sellers with respect to any liabilities accrued under this Agreement and the Tax Deed shall not exceed(pound)2,775,000.

                           (iii) The total aggregate amount payable by any Seller under this Agreement and the Tax Deed shall not exceed such Seller's pro rata portion of the Purchase Price (which for the avoidance of doubt is equal at any time to the sum of such Seller's pro rata portion (based on the allocation percentages of the Purchase Price as set out on Schedule 1 hereto) of (A) the assets and Parent Shares held in the escrow fund pursuant to the Escrow Agreement, (B) all assets and Parent Shares (valued at Market Value) released from such escrow fund to the Sellers since the Closing Date, and (C) the Cash Closing Payment).

                           (iv) Any claim made against the Sellers under this Agreement (excluding a claim under ss.4(k) or under the Tax Deed) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn at the expiration of 12 months from the date of giving notice of such claim unless legal proceedings in respect thereof have been commenced by the issuing and service of such proceedings against the Sellers.

                           (v) Payment of any claim under this Agreement or the Tax Deed shall pro tanto satisfy and discharge any other claim under this Agreement or the Tax Deed which is capable of being made in respect of the same loss.

                           (vi) The liability of the Sellers in respect of any claim under the Tax Deed shall be subject to the further limitations set out in the Tax Deed.

                           (vii) No portion of any liability shall attach to the Sellers in respect of a claim under this Agreement (excluding the Tax Deed) to the extent that with respect to such portion:

                                    (A)      such claim arises only as a
                  consequence of a change in the law or a change of any previously published extra statutory concession or press release from Inland Revenue or HM Customs and Excise after the Closing Date;

                                    (B)      such claim or the events giving
                  rise to such claim or such claim is increased only as a result of a voluntary act or transaction by or at the request of Kendle or Target or IRC (each a "GROUP COMPANY") or any of their respective directors, officers or employees effected after the Closing Date otherwise than as required by law and otherwise than pursuant to a legally binding commitment of a Group Company entered into before the Closing Date and otherwise than in the ordinary course of business (which shall not include communicating any information to any governmental authority);

                                    (C)      provision or reserve in respect of
                  such amount of such claim is made in the Financial Statements;

                                    (D)      the liability giving rise to such
                  claim would have been insured had TARGET and its Subsidiaries arranged insurance cover with effect from the Closing Date which would be equivalent to the policies currently in force in respect of the Group Companies but only to the extent and limit of such policies; and

                                    (E)      such claim results from or is
                  increased or extended by any change in the accounting policies of any Group Company after the Closing Date unless such change was required under UK GAAP.

                           (viii) In assessing the liability of the Sellers under this Agreement there shall be taken into account any proven tax benefit accruing to Kendle or any Group Company as a consequence of the relevant breach..

                           (ix) The effect of the application of Section 8(i)(vii) and (viii) shall first be taken into account for the purpose of determining the amount of liability for the purposes of Section 8(i)(i).

                           (x) Kendle shall not be entitled to recover any sum in respect of any claim for breach of any of the warranties or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

                           (xi) In the event that Kendle or any Group Company is entitled to recover from a third party (whether by payment, discount, credit, relief or otherwise howsoever) any sum in relation to any loss, liability or damage which is the subject of a claim under this Agreement, Kendle shall (or shall procure for so long as it remains a Subsidiary of the Parent that the relevant Group Company shall):

                                    (A)      notify the Sellers as soon as
                  reasonably practicable and provide such information and assistance as the Sellers may reasonably require relating to such entitlement and the action taken or proposed to be taken or proposed to be taken by Kendle or the relevant Group Company in respect of it;

                                    (B)      take (at the expense of the
                  Sellers) such reasonable steps or proceedings as the Sellers may reasonably require (excluding any steps or proceedings that would be to the commercial detriment of any Group Company) and shall act in accordance with any such requirements of the Sellers subject to Kendle being indemnified by the Sellers against all reasonable costs and expenses incurred in connection therewith and shall keep the Sellers promptly informed of the progress of any such steps, proceedings or actions.

                           (xii) In the event of the Sellers having paid to Kendle an amount in respect of a claim under this Agreement and subsequent to the date of making such payment Kendle or any Group Company recovers from a third party (whether by payment, discount, credit, relief or otherwise howsoever) a sum which is directly related to that payment then Kendle shall forthwith repay or procure the repayment by the relevant Group Company to the Sellers of so much of the amount paid by the third party as does not exceed the sum paid by the Sellers to Kendle less (a) the reasonable costs of Kendle or the relevant Group Company in recovering such sum (including legal fees), and (b) any amounts owed by the Sellers in respect of any other claims under this Agreement on the Tax Deed.

                           (xiii) If any claim under this Agreement (excluding the Tax Deed) shall arise by reason of some liability of a Group Member which, at the time the claim is notified to the Sellers, is contingent only, the Sellers shall not be under any obligation to make any payment to Kendle in respect of such claim until such time as the contingent liability shall become an actual liability.

                           (xiv) Nothing in this Section 8 shall be deemed to relieve Kendle from any common law or other duty to mitigate any loss or damage incurred by it.

                           (xv) Any amount paid by the Sellers to Kendle in respect of any breach of this Agreement or under the Tax Deed shall be treated for tax purposes and not for any other purpose under this Agreement or the Tax Deed as a reduction in the consideration for the TARGET Shares.

                           (xvvi) The Sellers will be under no liability in respect of any claim under ss.6(f) unless written particulars shall have been given to the Sellers within a period of seven years from the Closing Date.

         9.       [Intentionally Omitted.]

         10.      TERMINATION.

                  (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                           (i) Kendle and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) Kendle may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing
         (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Kendle has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before 22 January 1999, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from Kendle itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iii) the Sellers may terminate this Agreement by giving written notice to Kendle at any time prior to the Closing (A) in the event Kendle has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified Kendle of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before 22 January 1999, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) EFFECT OF TERMINATION. Except as set forth in this ss.10(b), if any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). Notwithstanding the foregoing, if after this Agreement has been executed, Kendle is obligated to consummate the transactions contemplated hereby and Kendle fails to do so, Kendle shall (i) pay Sellers, as liquidated damages, an amount equal to four percent (4%) of the Purchase Price and (ii) reimburse Sellers for all out-of-pocket expenses (including attorneys' and accountants' fees) TARGET incurs in connection with the transaction contemplated hereby; PROVIDED, HOWEVER, that this aggregate amount shall not exceed One Hundred and Fifty Thousand Sterling ((pound)150,000). Notwithstanding the foregoing, if after this Agreement has been executed, the Sellers are obligated to consummate the transactions contemplated hereby and any Seller fails to do so, the Sellers shall (i) pay Kendle, as liquidated damages, an amount equal to four percent (4%) of the Purchase Price and (ii) reimburse Kendle for all out-of-pocket expenses (including attorneys' and accountants' fees) Kendle incurs in connection with the transaction contemplated hereby; PROVIDED, HOWEVER, that this aggregate amount shall not exceed One Hundred and Fifty Thousand Sterling ((pound)150,000).

         11.      MISCELLANEOUS.

                  (a)      NATURE OF CERTAIN OBLIGATIONS.

                           (i) The covenants of each of the Sellers in ss.2(a) above concerning the sale of his, her or its TARGET Shares to Kendle and the representations and warranties of each of the Sellers in ss.3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in ss.8 above for any Adverse Consequences Kendle may suffer as a result of any breach thereof.

                           (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in ss.8 above for the entirety of any Adverse Consequences Kendle may suffer as a result of any breach thereof.

                  (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Kendle and the Sellers (which approval shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that any Party may make any

                                      60-

public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

                  (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Sellers hereby confirm that there are no other agreements between any of them or any of them and TARGET or its Subsidiaries other than this Agreement and any agreements referred to in this Agreement.

                  (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of Kendle and the Sellers; provided, however, that Kendle may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates (provided that if any such Affiliate shall cease to be an Affiliate of Kendle it shall forthwith reassign such rights to Kendle and pending such re-assignment such rights shall not be exercisable) and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Kendle nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent (i) from and to the United Kingdom, by first class pre-paid post, recorded delivery, or (ii) from or to any place outside the United Kingdom, by pre-paid priority airmail, international recorded delivery (or the equivalent thereof), in either case addressed to the intended recipient as set forth below:

         IF TO THE SELLERS:                 Michael Roy Broomby
                                            Oak Croft
                                            West Heath Lane
                                            Sevenoaks
                                            Kent TN13 1TA

                                            John Glasby
                                            Owlesden
                                            The Green
                                            Fornham All Saints
                                            Bury St Edmunds
                                            Suffolk IPX 6JX

                                            Gillian Gregory
                                            Briarwood
                                            5 Rectory Road
                                            Bluntisham
                                            Cambridgeshire PE17 3LN

                                            Peter Nightingale
                                            13 Priory Close
                                            Royston
                                            Hertfordshire SG8 7DU

                  COPY TO:                  Hewitson Becke + Shaw
                                            Shakespeare House
                                            42 Newmarket Road
                                            Cambridge CB5 8EP
                                            Attention: James Lawrence

         IF TO KENDLE:                      KENDLE INTERNATIONAL INC.
                                            441 Vine Street
                                            700 Carew Tower
                                            Cincinnati, Ohio  45202
                                            Attention: Paul F. Ritter, Esq.
                                                       General Counsel

                  COPY TO:                  BINGHAM DANA LLP
                                            39 Victoria Street
                                            London SW1H 0EE
                                            Attention: Gerald J. Kehoe, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with English law. In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement, each of the Parties irrevocably submits to the jurisdiction of the English courts but this Agreement may be enforced by the Parties in any court of competent jurisdiction.

                  (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Kendle and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) EXPENSES. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any European Union, national, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References to, or any provision of, any treaty, statute, directive, regulation, decision, order, instrument, by-law or any other law of, or having effect in, any jurisdiction shall be construed also as references to such provisions as replaced, amended or re-enacted from time to time. Any statute, statutory instrument, regulation, by-law or other requirement of US federal, state or local law and any US legal term of any action, remedy, method of judicial proceeding, legal documents, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any non-US jurisdiction be deemed to include that which most nearly approximates in such non-US jurisdiction such US statute, statutory instrument, regulation, by-law or other requirement of law or legal term. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Reference to an Event occurring on or before the Closing Date shall be deemed to include: (i) any combination of two or more Events all of which shall have occurred on or before the Closing Date; and (ii) any combination of two or more Events only the first or some of which shall have occurred on or before Closing Date provided that, there shall be disregarded any Event which shall have occurred before the Closing Date in the ordinary course of business of TARGET; and (iii) any Event which is treated or deemed to occur on or before the Closing Date for the purposes of any Taxes.

                  (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

                  (p)      ADDRESS FOR SERVICE.

                           (i) Each Seller hereby irrevocably authorises and appoints the Sellers' Solicitors marked for the attention of James Lawrence (or such other person or persons, being a firm of solicitors resident in England, as such Seller may hereafter as regards himself by notice in writing to all the other parties hereto from time to time substitute) to accept on his behalf service of all legal process arising out of or connected with this Agreement to be served prior to the seventh anniversary of the Closing Date.

                           (ii) Service of such process of the person for the time being authorised under ss.11(p)(i) to accept it on behalf of such Seller shall be deemed to be service of that process on such Seller.

                           (iii) From the date of this Agreement until the Closing Date, Kendle hereby irrevocably authorises and appoints Bingham Dana LLP of 39 Victoria Street, London SW1H 0EE (or such other person or persons Kendle may hereafter as regards himself by notice in writing to all the other parties hereto from time to time substitute) to accept on his behalf service of all legal process arising out of or connected with this Agreement.

                           (iv) As of the Closing Date and thereafter, Kendle hereby irrevocably authorises and appoints TARGET (or such other person or persons, being a firm of solicitors resident in England, as Kendle may hereafter as regards himself by notice in writing to all the other parties hereto from time to time substitute) to accept on his behalf service of all legal process arising out of or connected with this Agreement to be served prior to the seventh anniversary of the Closing Date.

                           (v) Service of such process of the person for the time being authorised under ss.11(p)(iii) or ss.11(p)(iv) (as applicable) to accept it on behalf of Kendle shall be deemed to be service of that process on Kendle.


AS WITNESS the hands of the duly authorised representatives of the Parties on the date first before written.

     SCHEDULE 1 -- SELLERS, SHARE HOLDINGS, PURCHASE PRICE ALLOCATION, ETC.


---------------------------------------------------------------------------------------------------
 SELLERS' NAMES                   NUMBER OF TARGET     NUMBER OF PARENT        ALLOCATED PERCENTAGE
 AND ADDRESSES                       SHARES HELD      SHARES TO RECEIVE          OF PURCHASE PRICE
---------------------------------------------------------------------------------------------------

Michael Roy Broomby                      19                16,636                     19%
Oak Croft
West Heath Lane
Sevenoaks
Kent TN13 1TA
---------------------------------------------------------------------------------------------------
John Glasby                              29                25,392                     29%
Owlesden
The Green
Fornham All Saints
Bury St Edmunds
Suffolk IPX 6JX
---------------------------------------------------------------------------------------------------
Gillian Gregory                          29                25,392                     29%
Briarwood
5 Rectory Road
Bluntisham
Cambridgeshire PE17 3LN
---------------------------------------------------------------------------------------------------
Peter Nightingale                        23                20,138                     23%
13 Priory Close
Royston
Hertfordshire SG8 7DU
---------------------------------------------------------------------------------------------------

                             SCHEDULE 2 -- PREMISES



1. The freehold premises known as 22a Station Road, Ely as registered at HM Land Registry under title number CB116324.

2. The freehold premises known as numbers 24, 26 and 30 Station Road, Ely as registered at HM Land Registry under title number CB146364.

                            SCHEDULE 3 - SUBSIDIARIES



--------------------------------------------------------------------------------
NAME                                 REGISTERED          REGISTERED OFFICE
                                       NUMBER
--------------------------------------------------------------------------------

Research Consultants
    (International) Limited           02348938            Angel House
                                                          24 Station Road
                                                          Ely
                                                          Cambridgeshire CB7 4BS

--------------------------------------------------------------------------------

     SCHEDULE 3(B) -- EXCEPTIONS TO KENDLE'S REPRESENTATIONS AND WARRANTIES



None.

         SIGNED by                      ) /s/ John Glasby
         JOHN GLASBY                    )
         in the presence of:            )

         Witness: /s/ Brenda Glasby

         Name: Brenda Glasby

         Address: Owlesden
                  The Green
                  Furnham All Saints
                  Bury St. Edmonds
                  Suffolk IPX 6JX

         Occupation:


         SIGNED by                      ) /s/ Gillian Gregory
         GILLIAN GREGORY
         in the presence of:            )

         Witness: /s/ P.K. Gregory

         Name: P.K. Gregory

         Address: Briarwood
                  5 Rectory Road
                  Bluntisham
                  Cambridgeshire PE17
                  3LN

         Occupation:


         SIGNED by                      ) /s/ Michael Roy Broomby
         MICHAEL ROY BROOMBY            )
         in the presence of:            )

         Witness: /s/ Dr. D. Palmer

         Name: Dr. D. Palmer

         Address: Oak Croft
                  West Heath Lane
                  Sevenoaks
                  Kent TN13 1TA

         Occupation:


         SIGNED by                         ) /s/ Peter Nightingale
         PETER NIGHTINGALE                 )
         in the presence of:               )

         Witness: /s/ Jean Audrey Nightingale

         Name: Jean Audrey Nightingale

         Address: 13 Priory Close
                  Royston
                  Hertfordshire SG8 7DU

         Occupation:


         SIGNED by Timothy M. Mooney       ) /s/ Timothy M. Mooney
         duly authorised for and on        )
         behalf of KENDLE                  )
         U.K. INC.                         )

         Witness: /s/ Paul F. Ritter

         Name: Paul F. Ritter

         Address: Kendle International Inc.
                  441 Vine St.
                  700 Carew Tower
                  Cincinnati, OH 45202

         Occupation: